[EXECUTION COPY]

STOCK PURCHASE AGREEMENT

between

Ving Holdings (Belgium) BVBA in incorporation (“in oprichting”), as Purchaser,

and

ARC Europe SA, as Seller,

Dated as of September 6, 2007

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is dated as of September 6, 2007 (as amended or otherwise modified from time to time, this “Agreement”), by and between Ving Holdings (Belgium) BVBA in incorporation (“in oprichting”), a Belgian limited liability company (“Purchaser”), and ARC Europe SA, a Belgian company (“Seller”).

WHEREAS, Seller is the direct record and beneficial owner of all issued and outstanding shares (the “Capital Stock”) of VSK Electronics NV, a Belgian limited liability company (“naamloze vennootschap”) (the “Company”);

WHEREAS, (a) the Company is the direct record and beneficial owner of (i) 99.0% of the issued and outstanding shares of Tele Technique Generale SA (“TTG”), (ii) 99.9% of the issued and outstanding shares of IDCS NV (“IDCS”), (iii) 99.9% of the issued and outstanding shares of Vigitec SA (“VIGITEC”) and (iv) 100.0% of the issued and outstanding shares of Belgian Automation Units NV (“Belmation”; the Company, together with TTG, IDCS, VIGITEC and Belmation the “Acquired Companies”), and (b) Belmation is the direct owner of (i) 1.0% of the issued and outstanding shares of TTG, (ii) 0.1% of the issued and outstanding shares of IDCS and (iii) 0.1% of the issued and outstanding shares of VIGITEC;

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the issued and outstanding Capital Stock;

WHEREAS, Seller and Purchaser desire to make certain representations and warranties and other agreements in connection with the Acquisition (as hereinafter defined); and

WHEREAS, The Allied Defense Group Inc., the indirect parent company of Seller (the “Parent”), will guaranty the performance of the obligations of Seller to facilitate the Contemplated Transactions (as defined below).

Terms used but not otherwise defined in this Agreement shall have the meanings assigned to such terms in Annex I.

NOW, THEREFORE, in consideration of the premises and the mutual representations hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Capital Stock; Closing

SECTION 1.01 Purchase and Sale of the Capital Stock. On the terms and subject to the conditions of this Agreement, on the Closing Date (as hereinafter defined), Seller shall sell, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, good and valid title to the Capital Stock, free and clear of all Encumbrances.

SECTION 1.02 Aggregate Consideration. The aggregate consideration for the purchase and sale of the Capital Stock on the Closing Date will be equal to (i) €35,000,000 (the “Base Purchase Price”) plus (ii) the Closing Cash Amount minus (iii) the Closing Debt Amount minus (iv) the amount of any Seller Transaction Expenses not otherwise paid prior to the Closing Date (such aggregate consideration, the “Purchase Price”). The Purchase Price shall be subject to adjustment in accordance with Sections 1.06 and 1.07, Article VIII and the terms and conditions of the Escrow Agreement. The purchase and sale of the Capital Stock is referred to in this Agreement as the “Acquisition.”

SECTION 1.03 Closing Date. Unless this Agreement is earlier terminated pursuant to Article VI hereof, the closing of the purchase and sale of the Capital Stock and the transfer of title to the Capital Stock by Seller to Purchaser (the “Closing”) will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VII hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), at the offices of Seyfarth Shaw LLP, Boulevard du Souverain 280, Brussels, B-1160, Belgium, unless another place or time is agreed to by Purchaser and Seller. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” Subject to the provisions of Article VI of this Agreement, the failure to consummate the Closing on the date and time and at the place determined pursuant to this Section 1.03 shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation under this Agreement.

SECTION 1.04 Purchaser Closing Deliveries and Payments. Upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall deliver or cause to be delivered at the Closing the following:

(a) to Seller, by wire transfer of immediately available funds to an account designated by Seller in writing to Purchaser, an amount of cash equal to the Purchase Price minus the Escrow Amount;

(b) to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount; and

(c) all of the documents, certificates, agreements and instruments required to be delivered by or on behalf of Purchaser at or prior to Closing pursuant to Section 7.02;

(d) Purchaser will be entitled to deduct and withhold, or cause the Escrow Agent to deduct and withhold, from any amounts payable under this Agreement or the Escrow Agreement any withholding Taxes or other amounts required under any applicable Legal Requirement to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 1.05 Seller Closing Deliveries. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall deliver or cause to be delivered at the Closing all of the documents, certificates, agreements, opinions and instruments required to be delivered by or on behalf of such Seller at or prior to Closing pursuant to Section 7.01.

SECTION 1.06

Purchase Price Adjustment.

(a) Estimated Closing Balance Sheet and Estimated Closing Statement. The Seller shall cause the Company to prepare in good faith and shall provide to Purchaser no later than five (5) Business Days prior to the Closing Date an estimated consolidated balance sheet of the Company as of 11:59 p.m. (Brussels time) on the day immediately preceding the Closing Date (the “Estimated Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its good faith estimates of the Closing Cash Amount, the Closing Debt Amount and Trade Working Capital and Seller Transaction Expenses (as the same may be adjusted in response to any good faith objections of Purchaser and its Representatives provided prior to the Closing, the “Estimated Closing Statement”). The Estimated Closing Balance Sheet, the Estimated Closing Statement and the Company’s good faith estimate of Trade Working Capital contained in the Estimated Closing Statement will be prepared in accordance with GAAP as in effect on the date of the Most Recent Balance Sheet and using the same accounting methods, principles, practices, procedures and calculation methodologies as those utilized in the Closing Cash Amount, Closing Debt Amount, and Trade Working Capital calculation attached as Exhibit 1.06(a) (the “Purchase Price Calculation Principles”). Following the delivery of the Estimated Closing Balance Sheet and Estimated Closing Statement, the Purchase shall cause the Company to provide the Purchaser and its Representatives reasonable access to the work papers and other books and records and Representatives of the Acquired Companies for purposes of assisting Purchaser and its Representatives in their review of the Estimated Closing Balance Sheet and Estimated Closing Statement. Prior to Closing, the parties shall cooperate in good faith to answer any questions and resolve any issues raised by Purchaser and its Representatives in connection with their review of the Estimated Closing Balance Sheet and Estimated Closing Statement.

(b) Estimated Purchase Price. The Purchase Price payable at Closing under Section 1.04(a) shall be calculated using the estimated Closing Cash Amount, Closing Debt Amount and Seller Transaction Expenses set forth on the Estimated Closing Statement. In addition, the Purchase Price payable at Closing under Section 1.04(a) shall be (i) increased by the amount, if any, by which the estimated Trade Working Capital set forth on the Estimated Closing Statement (“Estimated Trade Working Capital”) is greater than €6,100,000 (“Target Trade Working Capital”) or (ii) reduced by the amount, if any, by which the Estimated Trade Working Capital is less than Target Trade Working Capital.

(c) Closing Balance Sheet and Final Closing Statement. As promptly as possible and in any event within sixty (60) calendar days after the Closing Date, the Purchaser shall cause the Company to prepare or cause to be prepared, and will provide to Seller, a consolidated balance sheet of the Company as of 11:59 p.m. (Brussels time) on the day immediately preceding the Closing Date (the “Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its proposed final determination of the Closing Cash Amount, the Closing Debt Amount, Seller Transaction Expenses and Trade Working Capital (the “Final Closing Statement”). The Closing Balance Sheet and the determination of Trade Working Capital reflected on the Final Closing Statement will be prepared in accordance with the Purchase Price Calculation Principles. Seller and its Representatives will have reasonable access to the work papers and other books and records and Representatives of the Acquired Companies for purposes of assisting Seller and its Representatives in their review of the Closing Balance Sheet and the Final Closing Statement.

(d) Dispute Notice. The Closing Balance Sheet and the Final Closing Statement (and the proposed final determinations of the Closing Cash Amount, the Closing Debt Amount, Seller Transaction Expenses and Trade Working Capital reflected thereon) will be final, conclusive and binding on the parties unless Seller provides a written notice (a “Dispute Notice”) to Purchaser no later than the sixtieth (60th) calendar day after the delivery to Seller of the Final Closing Statement. Any Dispute Notice must set forth in reasonable detail (a) any item on the Closing Balance Sheet and/or the Final Closing Statement which Seller believes has not been prepared in accordance with this Agreement and the correct amount of such item and (b) Seller’s alternative calculation of the Closing Cash Amount, the Closing Debt Amount, Seller Transaction Expenses and/or Trade Working Capital, as the case may be. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties. Any Dispute Notice must specify, with reasonable particularity, all facts that form the basis of such disagreements and all statements by Persons (who shall be identified by name) and documents relied upon by Seller as forming the basis of such disagreement.

(e) Resolution of Disputes. Purchaser and Seller will attempt to promptly resolve the matters raised in a Dispute Notice in good faith. Beginning fifteen (15) Business Days after delivery of the Dispute Notice pursuant to Section 1.06(d), either Purchaser or Seller may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the disputed items to an internationally recognized independent accounting firm chosen jointly by Purchaser and Seller (the “Accounting Firm”). In the event that such an Accounting Firm has not been selected by mutual agreement of Purchaser and Seller within ten (10) Business Days following the giving of the Dispute Submission Notice, each of Purchaser and Seller shall promptly select an accounting firm and promptly cause such two accounting firms to mutually select an independent accounting firm to act as the Accounting Firm within twenty (20) Business Days of the giving of the Dispute Submission Notice. The Accounting Firm will promptly, in accordance with the rules set forth in the Accounting Firm’s engagement letter and its customary practices, review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item and amount in accordance with this Agreement. In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes and the industry in which the Acquired Companies operate shall act for the Accounting Firm in the determination proceeding, and such partner shall render a written decision as to each such disputed matter, including a statement in reasonable detail of the basis for each such decision. In no event shall the decision of the Accounting Firm (i) provide for a calculation of the Closing Cash Amount or Trade Working Capital that is less than the calculation thereof shown in the Final Closing Statement or greater than Seller’s alternative calculation thereof shown in the Dispute Notice or (ii) provide for a determination of any item of Debt reflected in the Closing Debt Amount or any Seller Transaction Expense that is greater in amount than the amount thereof shown in the Final Closing Statement or less in amount than Seller’s alternative calculation thereof shown in the Dispute Notice. The fees and expenses of the Accounting Firm shall be borne equally by Seller and Purchaser, and the decision of the Accounting Firm with respect to the items of the Closing Balance Sheet and the Final Closing Statement submitted to it will be final, conclusive and binding on the parties. Each of the parties to this Agreement agrees to use its Commercially Reasonable Efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.

(f) Trade Working Capital Adjustment. If the Trade Working Capital (as finally determined pursuant to this Section 1.06 is greater than Estimated Working Capital, then the Purchaser or any Affiliate designated by the Purchaser will pay to Seller its share of such difference by wire transfer of immediately available funds. If the Trade Working Capital (as finally determined pursuant to this Section 1.06) is less than Estimated Working Capital, then an amount equal to such difference will be paid by Seller to the Purchaser or any Affiliate designated by the Purchaser.

(g) Other True-up Payments. If any of the Closing Cash Amount, the Closing Debt Amount or Seller Transaction Expenses (as finally determined pursuant to this Section 1.06) differs from the estimated Closing Cash Amount, estimated Closing Debt Amount or estimated Seller Transaction Expenses set forth in the Estimated Closing Statement, the Purchase Price shall be recalculated using such final figures in lieu of such estimated figures, and (i) the Purchaser or any Affiliate designated by the Purchaser shall pay to Seller by wire transfer of immediately available funds its share of the amount, if any, by which such re-calculated final Purchase Price exceeds the estimated Purchase Price paid at Closing in accordance with Sections 1.04(a) and 1.06(b) or (ii) the amount, if any, by which such estimated Purchase Price paid at Closing in accordance with Sections 1.04(a) and 1.06(b) exceeds such re-calculated final Purchase Price shall be paid by Seller to the Purchaser or any Affiliate designated by the Purchaser. In addition, prior to the Closing, Seller will or will cause the Allied Defense Group (or its relevant Affiliate) to pay to the relevant Acquired Companies the applicable pro rata portion of prepaid management fees paid to Allied Defense Group.

(h) Payment; Interest. Any payment due pursuant to Section 1.06(f) or Section 1.06(g) shall be made within five (5) calendar days after the final amount thereof has been determined in accordance with this Section 1.06 and shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the per annum rate of interest at which United States dollar deposits for a one-month period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) on the day that payment pursuant to Sections 1.06(f) or 1.06(g) is made and which is subject to change to accurately reflect the amount of such prepaid portion at Closing, or if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system, in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

SECTION 1.07 Escrow. At Closing, Purchaser will deposit the Escrow Amount in escrow on behalf of Seller in accordance with the Escrow Agreement. The Escrow Amount shall be held and, subject to Article VIII, released in accordance with the provisions of the Escrow Agreement. Funds shall be held in escrow until December 31, 2012, with a reduction in the Escrow Amount occurring on April 1, 2009 and as set forth in the Escrow Agreement. The Purchaser shall seek remuneration for Losses under or in connection with this Agreement first against Seller’s interest in the Escrow Amount, and only against Seller or the Parent to the extent that the amount of such Losses claimed exceeds the funds available in the Escrow Amount.

ARTICLE II

Representations and Warranties Relating to the Acquired Companies

Seller represents and warrants to Purchaser that the statements contained in this Article II are correct and complete as of the date hereof and will be correct and complete as of the Closing Date, except as set forth in the disclosure schedule delivered by Seller to Purchaser on the date hereof (the “Disclosure Schedule”).

SECTION 2.01 Organization; Standing; Qualification; Power; Subsidiaries.

(a) Each Acquired Company is a company, corporation or limited liability company duly organized and validly existing under the laws of the jurisdiction of its organization, and has the legal right and full power to own, lease, operate and otherwise use its Assets and to carry on its business as now being conducted and said business has been conducted and is being conducted in conformity with their respective articles of association (statuten), as amended (the “Articles of Association”), and/or other Organizational Documents, each as amended, and all Legal Requirements, except where a failure to do so would not reasonably be expected to have a Material Adverse Effect. Seller has made available to Purchaser true, accurate and complete copies of (x) the Organizational Documents of each Acquired Company and (y) the minute books of each Acquired Company which contain records of all meetings held of, and other corporate actions taken by, its stockholders, boards of directors and any committees appointed by its boards of directors.

(b) Each Acquired Company is a Belgian limited liability company (naamloze vennootschap) duly registered with the register of legal entities (rechtspersonenregister) under enterprise number 0418907564 (the Company), 0428409903 (TTG), 0432575557 (IDCS), 0432782623 (VIGITEC), and 0426812074 (Belmation), respectively. Each Acquired Company is duly registered with all competent authorities in all countries where it conducts its business or owns or uses any assets, in accordance with Legal Requirements, except where a failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) The share capital and the shares representing such share capital and the record and beneficial ownership of the shares of each Acquired Company is as set forth on Section 2.01(c) of the Disclosure Schedule. None of the Acquired Companies holds any of its own shares. Section 2.01(c) of the Disclosure Schedule sets forth for each Acquired Company (i) its name and jurisdiction of organization, (ii) its share capital and the number of shares by which such share capital is represented, as well as any other Equity Interests issued (if any) by the relevant Acquired Company, and (iii) the names of the holders thereof, and the number of shares or interests held by each such holder. All of the issued and outstanding shares or other Equity Interests of each Acquired Company have been duly authorized and are validly issued, fully paid, and non-assessable. The Company and its Subsidiaries hold of record and own beneficially all of the outstanding shares and other Equity Interest of each Subsidiary of the Company and such shares or Equity Interests are held free and clear of all Encumbrances except as disclosed on Section 2.01(c) of the Disclosure Schedule. Seller has made available to Purchaser true, accurate and complete copies of the stock ledger of each Acquired Company which reflects all issuance, transfers, repurchases and cancellations of shares of each Acquired Company. Except as disclosed on Section 2.01(c) of the Disclosure Schedule: (x) there are no preemptive rights or other similar rights in respect of any Equity Interests in any Acquired Company, (y) there are no Encumbrances on, or other Contractual Obligations relating to, the ownership, transfer or voting of any Equity Interests in any Acquired Company, or otherwise affecting the rights of any holder of the Equity Interests in any Acquired Company and (z) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of any Acquired Company which obligates it to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any shares or other Equity Interests in any Acquired Company.

SECTION 2.02 Power and Authorization. The execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of the Seller and have been duly authorized by all necessary action by the Seller. This Agreement and each Ancillary Agreement to which the Seller is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by each Acquired Company and (b) is (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of the Seller, Enforceable against each such Acquired Company in accordance with its terms.

SECTION 2.03 No Consents. Except as set forth on Section 2.03 of the Disclosure Schedule, no consent, approval, license or order (“Consent”) of, material permit of, or registration, declaration or filing with, any Governmental Entity or any other Person is required to be obtained or made by or with respect to, the Company or any other Acquired Company in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation of the Contemplated Transactions, other than (i) those the failure of which to obtain or make would not reasonably be expected to (A) have a Material Adverse Effect, (B) cause a default under or breach of any Contract to which an Acquired Company is a party other than Material Acquired Company Contracts, or (C) materially impair the ability of the Seller to perform its obligations under this Agreement, and (ii) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the Contemplated Transactions.

SECTION 2.04 Noncontravention. Except as disclosed on Section 2.04 of the Disclosure Schedule, neither the execution, delivery and performance by the Seller of this Agreement or any Ancillary Agreement to which it is (or will be) a party nor the consummation of the Contemplated Transactions will:

(a) assuming the taking of any action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all filings with, Governmental Entities, in each case, as disclosed on Section 2.03 of the Disclosure Schedule, violate any Legal Requirement applicable to an Acquired Company; or

(b) conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person, or require any offer to purchase or prepayment of any Debt or Liability under, or result in the creation of any Encumbrance upon or forfeiture of any of the rights, properties or assets of any Acquired Company under, any of the terms, conditions or provisions of (i) any Governmental Order applicable to or otherwise affecting any Acquired Company or any assets or properties of any Acquired Company, (ii) any Material Acquired Company Contract or (iii) the Organizational Documents of any Acquired Company.

SECTION 2.05 Insurance. Section 2.05 of the Disclosure Schedule contains a true and complete list of all policies of property and casualty, fire, liability, umbrella, excess coverage, workers’ compensation, title, business automobile, ocean cargo, directors and officers and other forms of insurance owned, held by or applicable to any of the Acquired Companies (or their respective assets or businesses) and affiliates, and the Seller heretofore has made available to Purchaser a true and complete copy of all such policies, including all claims-based and occurrence-based policies applicable to any Acquired Company (or their respective assets or businesses) or affiliates. All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy except for such policies, premiums, cancellations or terminations that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Such policies are sufficient for compliance by the Acquired Companies with all Contracts to which the Company is a party, and each of the Acquired Companies has complied with the provisions of each such policy under which it is an insured party, except for such noncompliance that, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect. Since December 31, 1996, none of the Acquired Companies has been refused any insurance with respect to its assets or operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. There are no pending or, to Seller’s Knowledge, threatened claims under any insurance policy that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect. There are no gaps in insurance coverage for any Acquired Companies, no coverage limits of insurance policies covering any Acquired Company have been exhausted and to the Seller’s Knowledge, all of the insurers of the Acquired Companies remain solvent and able to pay claims.

SECTION 2.06 Product Warranty; Product Liability.

(a) With the exception of breaches of contracts or warranties that are correctable and normally encountered in the Ordinary Course of Business, each product and service licensed, manufactured, sold, leased, or delivered to a customer of an Acquired Company in connection with such Acquired Company’s businesses has been provided in conformity with all applicable contractual commitments and all express and implied warranties, except as reasonably would not be expected to have a Material Adverse Effect, and none of the Acquired Companies has any liability (and has no knowledge of any basis) for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand for replacement or repair thereof or other damages in connection therewith. Except as set forth in Section 2.06 of the Disclosure Schedule, no product or service licensed, manufactured, sold, leased, or delivered in connection with the Acquired Companies’ businesses is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of license, sale or lease (if any). Section 2.06 of the Disclosure Schedule sets forth the standard terms and conditions of license, sale or lease, including warranties, pursuant to which the Acquired Companies license, sell or lease their respective products.

(b) None of the Acquired Companies presently has any liability (and, to Seller’s Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered in connection with the Acquired Companies’ businesses.

(c) There is no defect in the design, source codes, production or manufacture of the software and/or other products currently manufactured or sold by any Acquired Company not correctable and normally encountered in the Ordinary Course of Business which would reasonably be expected to adversely affect the safety, performance or quality of such products. Except as set forth in Section 2.06 of the Disclosure Schedule, there are no warranties concerning the products sold by any of the Acquired Companies.

SECTION 2.07 Financial Statements; Books and Records.

(a) Attached as Exhibit 2.07 are copies of each of the following:

(i) The audited annual accounts of each of the Acquired Companies as of December 31, 2006 (respectively, the “Most Recent Balance Sheet,” and the “Most Recent Balance Sheet Date”), December 31, 2005 and December 31, 2004, including the related audited balance sheets, profit and loss statements of the Acquired Companies for the fiscal years then ended, accompanied by any notes thereto, the report of the statutory auditor and the relevant annual board report (collectively, the “Audited Financials”);

(ii) The unaudited statements of accounts of each of the Acquired Companies as at June 30, 2007, and the related unaudited profit and loss statements of each of the Acquired Companies for the six month period then ended (the “Interim Financials”).

(iii) The unaudited consolidated management accounts of the Acquired Companies as of December 31, 2006, December 31, 2005 and December 31, 2004 (collectively, the “Management Accounts”)

(b) Compliance with GAAP, etc. Except as disclosed on Section 2.07 of Disclosure Schedule, the Audited Financials, the Interim Financials and the Management Accounts (including any notes thereto) (a) were prepared in accordance with the books and records of the Acquired Companies, (b) were prepared (and in the case of the Audited Financials, have been audited) in accordance with GAAP (subject, in the case of the Interim Financials, to normal year-end audit adjustments and the absence of footnotes, the effect of which will not, individually or in the aggregate, be materially adverse) and (c) fairly present the consolidated financial position of the Acquired Companies as at the respective dates thereof and the results of the operations of the Acquired Companies and changes in financial position for the respective periods covered thereby.

(c) The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Purchaser by the Seller, are complete and correct and have been maintained in accordance with sound business practices and applicable Legal Requirements. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

SECTION 2.08 Absence of Undisclosed Liabilities. Except as disclosed on Section 2.08 of the Disclosure Schedule, no Acquired Company has any Liabilities except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet, (b) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement), and (c) Liabilities that reasonably would not be expected to have a Material Adverse Effect.

SECTION 2.09 Absence of Certain Developments. Since the Most Recent Balance Sheet Date, (A) no event, change or circumstance has occurred that has had, or is reasonably likely to have, a Material Adverse Effect, and (B) except as disclosed on Section 2.09 of the Disclosure Schedule, the Business has been conducted in the Ordinary Course of Business and no Acquired Company has:

(a) amended its Organizational Documents, effected any split, combination, reclassification or similar action with respect to its shares or other Equity Interests or adopted or carried out any plan of complete or partial liquidation or dissolution;

(b) issued, sold, granted, or otherwise disposed of any of its Equity Interests or debt securities, or amended any term of any of its outstanding Equity Interests or debt securities;

(c) (i) made any declaration or payment of, or set aside funds for, any dividend or other distribution with respect to any of its shares or other Equity Interests, or (ii) repurchased, redeemed, or otherwise acquired or cancelled any of its shares or other Equity Interests;

(d) become liable in respect of any Guarantee or has incurred, assumed or otherwise become liable in respect of any Debt;

(e) (i) merged or consolidated with any Person, (ii) acquired any material Assets, except for acquisitions of inventory, equipment and raw materials in the Ordinary Course of Business, or (iii) made any loan, advance or capital contribution to, acquired any Equity Interests of, or otherwise made any investment in, any Person (other than loans or advances to, or investments in, wholly-owned Subsidiaries of the Company existing on the date of this Agreement that are made in the Ordinary Course of Business);

(f) permitted any of its material Assets to become subject to an Encumbrance (other than a Permitted Encumbrance) or sold, leased, licensed or otherwise disposed of any of its material Assets, other than sales of inventory in the Ordinary Course of Business;

(g) paid, discharged or satisfied any material Liabilities, other than in the Ordinary Course of Business, or waived, cancelled or assigned any claims or rights of substantial value;

(h) suffered any material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material Asset;

(i) made any capital expenditure (or series of related capital expenditures) in excess of €50,000;

(j) increased any benefits under any Employee Plan or increased the Compensation payable or paid, whether conditionally or otherwise, to any employee, officer, director or consultant of any Acquired Company (other than (x) any increase adopted in the Ordinary Course of Business in respect of the Compensation of any employee whose annual base Compensation does not exceed €50,000 after giving effect to such increase (y) any increase in benefits or Compensation required pursuant to the terms of an existing Employee Plan or an existing employment, consulting, indemnification, change of control, severance or similar agreement with any current or former director, officer, employee or consultant) or amended any term of any employment agreement of any officer of any Acquired Company;

(k) made any change in its methods of accounting or accounting practices (including with respect to reserves);

(l) settled or compromised any pending or threatened Actions (ii) that admit liability or consent to non-monetary relief, or (iii) that otherwise are or would reasonably be expected to be material to the Acquired Companies, taken as a whole;

(m) opened any Facility or entered into any new line of business or closed any Facility or discontinued any line of business or any material business operations;

(n) entered into, adopted, terminated, modified or amended in material respect (including by accelerating rights or benefits under) any Material Acquired Company Contracts;

(o) written up or written down any of its material Assets or revalued its inventory;

(p) abandoned or allowed to lapse or expire any of its Registered Intellectual Property; and

(q) entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 2.09.

SECTION 2.10 Assets.

(a) Ownership of Assets. Each Acquired Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, Enforceable leasehold interest in, or right to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all Assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such Assets that have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business) (collectively, the “Assets”). Except as disclosed on Section 2.10(a) of the Disclosure Schedule, none of the Assets is subject to any Encumbrance other than Permitted Encumbrances.

(b) Sufficiency of Assets. The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary to the conduct of the Business and are adequate to conduct the Business.

(c) Investments. Except as set forth in Section 2.10(c) of the Disclosure Schedule, no Acquired Company (a) controls, directly or indirectly, or owns any direct or indirect Equity Interest in any Person that is not a Subsidiary of the Company and (b) is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

SECTION 2.11 Real Property.

(a) Section 2.11 of the Disclosure Schedule sets forth a list of the addresses; surfaces and land and registry parcel numbers of all real property (a) previously owned within the last 10 years or owned by each of the Acquired Companies (the “Owned Real Property”) or (b) leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, each of the Acquired Companies (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”). Section 2.11 of the Disclosure Schedule also identifies, with respect to each Owned Real Property, and all Persons that use or occupy such Owned Real Property in addition to the owner, if any, and, with respect to each Leased Real Property, each lease, sublease, license or other Contractual Obligation under which such Leased Real Property is occupied or used including the date of and legal name of each of the parties to such lease, sublease, license or other Contractual Obligation (the “Real Property Leases”).

(b) Except as set forth in Section 2.11 of the Disclosure Schedule, the Acquired Companies have good and clear, record and marketable title in and to the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(c) Except as set forth on Section 2.11 of the Disclosure Schedule, there are no written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any other Person the right of use or occupancy of the Real Property and there is no Person (other than any Acquired Company) in possession of the Leased Real Property. With respect to each Real Property Lease that is a sublease, to Seller’s Knowledge, the representations and warranties in Sections 2.20(b) and 2.20(c) are true and correct with respect to the underlying lease.

(d) Seller has delivered to Purchaser accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, together with extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto.

(e) No condemnation Action is pending or, to Seller’s Knowledge, threatened, that would preclude or materially impair the use of any Real Property. The Company’s and the Subsidiaries’ current use of the Real Property does not violate in any material respect any restrictive covenant of record that affects any of the Real Property.

(f) Each Facility is supplied with utilities and other services necessary for the operation of such Facility as the same is currently operated or currently proposed to be operated, all of which utilities and other services are provided via public roads or via permanent, irrevocable appurtenant easements benefiting the parcel of Real Property. Each parcel of Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent, irrevocable appurtenant easement benefiting the parcel of Real Property, in each case, to the extent necessary for the conduct of the Business.

(g) The Acquired Companies are and have at all times been in compliance with all restrictive covenants and other Encumbrances relating to Real Property (whether or not contained in deeds of purchase or similar documents) and building and other Permits relating to Real Property .

SECTION 2.12 Intellectual Property.

(a) The Acquired Companies are, and after the Closing will be, the sole and exclusive owners, or possess adequate licenses, re-marketing or sublicensing rights free and clear of any Encumbrances, of all the Intellectual Property used or held for use in or necessary for, the continued conduct of the Business as presently or proposed to be conducted.

(b) None of the Acquired Companies nor, to Seller’s Knowledge, any Predecessor (i) has interfered with, infringed upon (whether directly, as a contributory infringer, through inducement or otherwise), misappropriated, misused, violated or otherwise come into conflict with any Intellectual Property rights of any third party or (ii) has received or made any charge, complaint, claim, demand, or notice alleging any interference, infringement, invalidity, unenforceability, misappropriation, misuse or violation of Intellectual Property rights (including any invitations to license or communications that a Person must license or refrain from using any Intellectual Property rights or of unfair competition relating to Intellectual Property rights; and to Seller’s Knowledge, none of the preceding has been threatened or is reasonably expected to arise. To Seller’s Knowledge no third party has interfered with, infringed upon, misappropriated, misused, violated or otherwise come into conflict with any Company Intellectual Property. The Acquired Companies have not received any written opinions of counsel concerning the validity, infringement or enforceability of any Intellectual Property of any third party.

(c) Section 2.12 of the Disclosure Schedule identifies (i) all Registered Intellectual Property that is Company Intellectual Property summarizing, where applicable, the following for each item: patent number, application number, registration number, filing date, date of issuance, applicant, mark (or name or domain), owner(s), country of origin, and the next maintenances fee and other administrative obligations required to maintain or prosecute such Intellectual Property, (ii) each Contractual Obligation which an Acquired Company has granted to any third party with respect to Company Intellectual Property other than in conjunction with the sale and licensing of products and services in the Ordinary Course of Business. An Acquired Company’s sole and exclusive ownership of all right, title and interest for each item listed on Section 2.12(c)(i) of the Disclosure Schedule has been duly recorded with the applicable patent, trademark or copyright office or such other applicable Governmental or non-Governmental Entity (e.g., domain name registrars) and there are no gaps in the recorded chains-in-title and there are no unreleased Encumbrances on such items or Governmental Orders affecting such items. Each such registration is valid and subsisting, all application, maintenance, renewal or other similar fees have been paid, and other required actions to maintain registrations have been taken (including the timely filing of renewals for copyrights and post-registration filing of required affidavits of use for trademarks). Section 2.12(c)(ii) of the Disclosure Schedule identifies each Software product owned and distributed by any Acquired Company and each material unregistered trademark and service mark used by any Acquired Company or in connection with the Business.

(d) With respect to each item of Intellectual Property owned legally or beneficially, in whole or in part by an Acquired Company (collectively, “Company Intellectual Property”):

(i) an Acquired Company has good, valid and legal title to, and is sole and exclusive owner of all right, title, and interest in and to such item, free and clear of any Encumbrance;

(ii) such item is valid and Enforceable and is not subject to any outstanding Governmental Order, and no Action is pending or threatened, which challenges the legality, validity, enforceability, use or ownership of such item;

(iii) except as disclosed on Section 2.12 of the Disclosure Schedule, an Acquired Company has not agreed and does not have a Contractual Obligation to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item;

(iv) such item was not developed by or on behalf of or using grants, compensation, other subsidies or the facilities of any academic or research institution or Governmental Authority; and

(v) the consummation of the Contemplated Transactions will not alter, impair or extinguish such item.

(e) Section 2.12(e) of the Disclosure Schedule identifies each (i) exclusive license to which an Acquired Company is a party, (ii) each material item of Intellectual Property that any Person besides an Acquired Company owns and that is used by an Acquired Company or in connection with the Business pursuant to any license, sublicense or other Contractual Obligation (the “Licenses”), (iii) Contractual Obligation that settles or releases any Encumbrance with respect to Intellectual Property; and (iv) Contractual Obligation for the development of any Software or other Intellectual Property. Except as disclosed on Section 2.12(e) of the Disclosure Schedule, there are no royalties, fees, honoraria or other payments payable by an Acquired Company to any Person by reason of the ownership, development, modification, use, license, sublicense, sale, transfer, distribution or other disposition of the Company Intellectual Property other than salaries and sales commissions paid to employees and sales agents in the Ordinary Course of Business. The Seller has made available to the Purchaser true, accurate and complete copies of all of the Licenses, in each case, as amended or otherwise modified and in effect. With respect to each such item identified on Section 2.12(e) of the Disclosure Schedule none the Acquired Companies has granted any sublicense or similar right with respect to any License covering such item.

(f) All of the Acquired Companies’ products and other materials that use any trademark or service mark bear any required trademark notices. All works that are part of the Company Intellectual Property and provided or published to third parties are marked with any required copyright notices. Other than the Contractual Obligations that accompany the sale and licensing of the Acquired Companies’ products and services in the Ordinary Course of Business, none of the Acquired Companies has agreed to indemnify any Person with respect to Intellectual Property rights.

(g) None of the Software owned, developed or distributed by the Acquired Companies (i) constitutes or is dependent on any open source computer code, (ii) is subject to any License or other Contractual Obligation that would require an Acquired Company to divulge to any Person any source code or trade secret that is part of the Company Intellectual Property, (iii) is subject to a license that provides when such Software is combined or distributed (e.g., with other Software) that the Software be: (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge; or (iv) contains any time bomb, virus, worm, Trojan horse, back door, drop dead device, or any other Software that would interfere with its normal operation, would allow circumvention of security controls, or is intended to cause damage to hardware, Software or data.

(h) The Acquired Companies, with respect to the operation of the Business, have complied with all applicable contractual and Legal Requirements pertaining to information privacy and security and maintain policies and procedures regarding data security, website security and privacy that are commercially reasonable. There has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Acquired Companies, (ii) breach of an Acquired Company’s security procedures wherein confidential information has been disclosed to an unauthorized Person, and (iii) disclosure of a trade secret belonging to an Acquired Company to the detriment of any Acquired Company. No allegation relating to an improper use or disclosure, or a breach in the security of, any such information has been made or, to Seller’s Knowledge, threatened against any Acquired Company with respect to the Business. In the last two years, no website security measure implemented by an Acquired Company has been penetrated, and no website of an Acquired Company has been the target of any defacement, unauthorized access, denial-of-service assault, or other noticeable attack. The Acquired Companies use and dissemination of any and all data and information concerning consumers of its products, services or users of any web sites operated by any Acquired Company is in compliance with all applicable privacy policies, terms of use, and Legal Requirements. The Contemplated Transactions will not violate any privacy policy, terms of use, or Legal Requirements relating to the use, dissemination, or transfer of such data or information.

(i) None of the Acquired Companies has been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate an Acquired Company to grant or offer to any other Person any license or right to any Company Intellectual Property.

SECTION 2.13 Legal Compliance; Illegal Payments; Permits.

(a) Except for breaches, violations or defaults disclosed on Section 2.13(a) of the Disclosure Schedule, no Acquired Company is, in any material respect, in breach or violation of, or default under, and has not since December 31, 2004 been, in any material respect, in breach or violation of, or default under its Organizational Documents or any material Legal Requirement applicable to the Acquired Companies of the Business.

(b) In the conduct of the Business, no Acquired Company nor any of its directors, officers, employees or agents, has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder an Acquired Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

(c) Each Acquired Company has been duly granted all material Permits under all Legal Requirements necessary for the conduct of the Business. Section 2.13(c) of the Disclosure Schedule describes each material Permit affecting, or relating to, the Assets or the Business together with the Governmental Authority or other Person responsible for issuing such Permit. Except as disclosed on Section 2.13(c) of the Disclosure Schedule, (i) the Permits listed or required to be listed thereon are valid and in full force and effect, (ii) no Acquired Company is, in any material respect, in breach or violation of, or default under, any such material Permit, and, to Seller’s Knowledge, no fact, situation, circumstance, condition or other basis exists which, with notice or lapse of time or both, would constitute any such breach, violation or default, and (iii) the Permits listed or required to be listed on Section 2.13(c) of the Disclosure Schedule will continue to be valid and in full force and effect, on identical terms following the consummation of the Contemplated Transactions.

SECTION 2.14

Tax Matters.

(a) Each Acquired Company has timely filed all Tax Returns required to be filed by any of them (taking into account applicable extensions), and all such Tax Returns were true, correct and complete in all material respects. All Taxes due and owing by any Acquired Company (whether or not shown on any Tax Return) have been paid. Each Acquired Company has deducted, withheld and timely paid to the appropriate Governmental Entity all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party, and each Acquired Company has complied in all material respects with all reporting and recordkeeping requirements. None of the Acquired Companies owns, directly or indirectly, an Equity Interest in another Person that is not itself an Acquired Company.

(b) There is no material dispute or claim concerning any Tax liability of any Acquired Company claimed or raised by any authority in writing. There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes. None of the Acquired Companies has requested or been granted an extension of time to file any Tax Return.

(c) None of the Acquired Companies is a party to any agreement providing for the allocation or sharing of Taxes or to any other arrangement with respect to Taxes. There are no material liens for Taxes upon the assets of the Company, except liens for Taxes not yet due and payable.

(d) The unpaid Taxes of the Acquired Companies did not as of the Most Recent Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Audited Financials (rather than in any notes thereto). As of the end of the Closing Date, the unpaid Taxes of the Acquired Companies for all Tax periods (or portions thereof) ending at the end of or before the Closing Date, being current Taxes not yet due and payable, will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns.

(e) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date, (ii) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) intercompany transaction between members of a Tax group. Since the Most Recent Balance Sheet Date, no Acquired Company has made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, settled any Action in respect of Taxes or entered into any Contractual Obligation in respect of Taxes with any Governmental Entity.

(f) None of the Acquired Companies is a party to any understanding or arrangement described in Section 6011 (including with respect to “reportable transactions”), Section 6111 or Section 6222 (with respect to a “tax shelter”) of the U.S. Internal Revenue Code of 1986, as amended.

(g) No Acquired Company that is a foreign corporation will recognize a material amount of “subpart F income” as defined in Section 952 of the Internal Revenue Code of 1986, as amended, during a taxable year of such Acquired Company that includes but does not end on the Closing Date.

SECTION 2.15 Employee Benefits Plans.

(a) Section 2.15 of the Disclosure Schedule lists all Employee Plans as to which an Acquired Company or any of its Affiliates sponsors, maintains, contributes or is obligated to contribute, or under which an Acquired Company has or may have any Liability, or which benefits any current or former employee, director, consultant or independent contractor of an Acquired Company or the beneficiaries or dependents of any such Person (each a “Company Plan”). With respect to each Company Plan, Sellers have delivered to the Purchaser true, accurate and complete copies of each of the following: (i) the plan document together with all amendments thereto and (ii) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, and (iii) copies of any summary plan descriptions, employee handbooks or similar employee communications.

(b) All required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis.

(c) There is no pending or, to Sellers’ Knowledge, threatened Action relating to a Company Plan. No Company Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Entity, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(d) No Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

SECTION 2.16 Environmental Matters.

(a) Except as would not reasonably be expected to have a Material Adverse Effect and as disclosed on Section 2.16 of the Disclosure Schedule (i)  the Acquired Companies are and have been in compliance with all Environmental Laws; (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material (including toxic mold and asbestos), substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by any Acquired Company; (iii) there have been no Hazardous Substances in any Real Property or generated by any Acquired Company that have been disposed of or come to rest at any site under circumstances that could give rise to a Liability of any of the Acquired Companies; (iv) there are no underground storage tanks located on, any site owned or operated by any of the Acquired Companies; (v) the Acquired Companies are in material compliance with all Environmental Laws; and (vi) Seller has delivered to Purchaser true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.

(b) Neither Seller, nor any of the Acquired Companies has received notice of any violation or potential violation of any Environmental Law from any third Person.

SECTION 2.17 Contracts.

(a) Contracts. As of the third Business Day prior to the date of this Agreement, the electronic data room set forth on the website of the Merrill Corporation contains all material Contractual Obligations of each of the Acquired Companies. Except as disclosed on Section 2.17 of the Disclosure Schedule, no Acquired Company is bound by or party to:

(i) any Contractual Obligation (or group of related Contractual Obligations) with a term in excess of six months or involving annual payments to or from an Acquired Company in excess of €25,000 over the life of the Contractual Obligation;

(ii) any Contractual Obligation relating to the acquisition or disposition of (A) any business of an Acquired Company (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any asset other than in the Ordinary Course of Business;

(iii) any Contractual Obligation under which an Acquired Company is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (A) acquisition or disposition of assets or securities (other than the sale of inventory in the Ordinary Course of Business), (B) merger, consolidation or other business combination, or (C) series or group of related transactions or events of the type specified in clauses (A) and (B) above;

(iv) any Contractual Obligation (or group of related Contractual Obligations) under which an Acquired Company has permitted any Asset to become Encumbered;

(v) any Contractual Obligation relating to confidentiality or non-competition (whether the Acquired Company is subject to or the beneficiary of such obligations);

(vi) any Contractual Obligation under which an Acquired Company is, or may become, obligated to incur any severance pay or special Compensation obligations that would become payable by reason of this Agreement or the Contemplated Transactions;

(vii) any Contractual Obligation under which an Acquired Company is, or may, have any Liability to any investment bank, broker, financial advisor, finder’s agreement or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses in connection with this agreement or the Contemplated Transactions);

(viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan arrangement or agreement for the benefit of one or more current or former directors, officers, and employees of any Acquired Company’s; and

(ix) any Contractual Obligation under which an Acquired Company has advanced or loaned an amount to any of its Affiliates or employees other than in the Ordinary Course of Business.

(b) Enforceability, etc. To Seller’s Knowledge, each Contractual Obligation required to be disclosed on Section 2.11 (Real Property Leases), Section 2.12 (Intellectual Property), Section 2.15 (Employee Benefits Plans), Section 2.17 (Contracts), Section 2.19 (Customers and Suppliers) or Section 2.05 (Insurance) of the Disclosure Schedule (each, a “Material Acquired Company Contract”) is Enforceable against each party to such Contractual Obligation, and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Sections 2.03 and 2.04 of the Disclosure Schedule, will continue to be so Enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions.

(c) Breach, etc. No Acquired Company or, to Seller’s Knowledge, any other party to any Material Acquired Company Contract is in breach or violation of, or default under, or has repudiated any provision of, any Material Acquired Company Contract or is in bankruptcy or other proceedings which affect the enforcement of creditor’s rights.

(d) Copies. Seller has made available to Purchaser true, accurate and complete copies of each written Contractual Obligation listed on Section 2.17 of the Disclosure Schedule, in each case, as amended or otherwise modified and in effect.

SECTION 2.18 Related Party Transactions. Except for the matters disclosed on Section 2.18 of the Disclosure Schedule, neither Seller nor any Affiliate of Seller and no officer or director of any Acquired Company (or, to Seller’s Knowledge, any member of the immediate family of any such Person who is an individual or any entity in which any such Person or any such member of the immediate family thereof owns a material interest): (a) is a party to any Contractual Obligation to which and Acquired Company is a party, (b) has any material interest in any material property or asset owned or leased by any Acquired Company or used in connection with the Business, or (c) has engaged in any material transaction with any Acquired Company since December 31, 2004 (other than payments made to officers and directors in the Ordinary Course of Business).

SECTION 2.19 Customer and Supplier. Section 2.19 of the Disclosure Schedule sets forth a complete and accurate list of (a) the 10 largest customers of the Acquired Companies (measured by aggregate billings) during the fiscal year ended on the Most Recent Balance Sheet Date, indicating the existing Contractual Obligations with each such customer by product or service provided and (b) the 10 largest suppliers of materials, products or services to the Acquired Companies (measured by the aggregate amount purchased by the Acquired Companies) during the fiscal year ended on the Most Recent Balance Sheet Date, indicating the Contractual Obligations for continued supply from each such supplier. Except as disclosed on Section 2.19 of the Disclosure Schedule, (i) none of such customer and supplier Contractual Obligations deviates in any material respect from the forms of Contractual Obligations for customers and suppliers of the Acquired Companies attached hereto as Exhibit 2.19 and (ii) none of such customers or suppliers has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified an Acquired Company of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases, as the case may be) its relationship with an Acquired Company.

SECTION 2.20 Labor Matters. Except as disclosed on Section 2.20 of the Disclosure Schedule, there are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to Seller’s Knowledge, threatened between an Acquired Company, on the one hand, and its employees, on the other hand, and there have been no such troubles since December 31, 2004. Except as disclosed on Section 2.20 of the Disclosure Schedule, (a) no Acquired Company is a party to, or otherwise subject to, any company level collective bargaining agreement or other labor union contract, (b) no petition has been filed or proceedings instituted by an employee or group of employees of an Acquired Company with any labor relations board seeking recognition of a bargaining representative, (c) to Seller’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of an Acquired Company, and (d) no demand for recognition of employees of an Acquired Company has been made by, or on behalf of, any labor union. Since the Most Recent Balance Sheet Date, no executive officer’s or other key employee’s employment with the Acquired Companies has been terminated for any reason nor has any such officer or employee notified the Company of his or her intention to resign or retire.

SECTION 2.21 Litigation; Government Orders.

(a) Litigation. Except as disclosed on Section 2.21 of the Disclosure Schedule (which matters have not had, and are not reasonably likely to have, a Material Adverse Effect), there is no Action to which an Acquired Company is a party (either as plaintiff or defendant) or to which its Assets are or may be subject that is pending, or to Seller’s Knowledge, threatened. There is no Action to which an Acquired Company is a party (either as plaintiff or defendant) or to which its Assets are or may be subject that is pending, or to Seller’s Knowledge, threatened, which (i) in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or materially delay the consummation of, or otherwise relates to, this Agreement and the Contemplated Transactions, or (ii) may result in any change in the current equity ownership of any Acquired Company, nor, to Seller’s Knowledge, is there any basis for any of the foregoing. Except as disclosed on Section 2.21 of the Disclosure Schedule, there is no Action which an Acquired Company presently intends to initiate.

(b) Governmental Orders. Except as disclosed on Section 2.21 of the Disclosure Schedule, no Governmental Order has been issued that is applicable to an Acquired Company or its Assets or the Business.

SECTION 2.22 No Brokers. No Acquired Company has any Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than those which will be borne by Seller.

SECTION 2.23 Employees.

(a) Information. Section 2.23 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee or director of each Acquired Company, including each employee on leave of absence or layoff status: (i) employer; (ii) name; (iii) job title; (iv) current compensation paid or payable (including fringe benefits) and any change in compensation since the Most Recent Balance Sheet Date; (v) vacation accrued; (vi) service credited for purposes of vesting and eligibility to participate under any Acquired Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan or other Employee Plan, (vii) possible protected status, and (viii) employee collective bargaining or the like or any Contract with any labor union together with the minutes of any meetings of any such labor union or similar employee association.

(b) Proprietary Rights Agreement. No employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person (each, a “Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreements with Seller or the Acquired Companies by any such employee or director. To Seller’s Knowledge, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

(c) Retired Employees. Section 2.23 of the Disclosure Schedule also contains a complete and accurate list of the following information for each retired employee or director of each Acquired Company, or their dependents, but only such retired employees or directors, or their dependents, which are receiving benefits or are scheduled to receive benefits in the future: (i) name, (ii) pension benefit, (iii) pension option election, (iv) retiree medical insurance coverage, (v) retiree life insurance coverage, and (vi) other benefits.

SECTION 2.24 Grants and Subsidies.

(a) Section 2.24 of the Disclosure Schedule contains a copy of all grants and subsidies that have been granted to any of the Acquired Companies by any Governmental Entity, as well as copies of all pending applications by any Acquired Companies for any grant or subsidy (if any).

(b) The Acquired Companies comply and have at all times complied with all material terms and requirements of such grants and subsidies, and there is, to the Seller’s Knowledge, no reasonable basis for a decision by any competent Governmental Entity to (i) request any Acquired Company to refund part or all of the grants and subsidies that it has received, or (ii) refuse to grant any Acquired Company any of the grants and subsidies (or any part thereof) for which it has applied.

SECTION 2.25 No Other Representations or Warranties. EXCEPT AS SET FORTH EXPRESSLY HEREIN, ANY ANCILLARY AGREEMENT, ANY CERTIFICATE DELIVERED PURSUANT HERETO, OR ANY SCHEDULE ATTACHED HERETO OR THERETO, NEITHER SELLER NOR THE COMPANY IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE ACQUIRED COMPANIES; AND THE ACQUIRED COMPANIES AND EACH OF THEIR RESPECTIVE REPRESENTATIVES HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ANY OF ITS REPRESENTATIVES OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER INFORMATION BY SELLER, ANY ACQUIRED COMPANY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT AS SET FORTH EXPRESSLY HEREIN, THE CONDITION OF THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES SHALL BE “AS IS”, “WHERE IS” AND WITH “ALL FAULTS.”

ARTICLE III

Representations and Warranties of Seller

Seller represents and warrants to Purchaser that the statements contained in this Article III are correct and complete as of the date hereof and will be correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule:

SECTION 3.01 Organization; Standing; Qualification; Power. Seller is duly organized, validly existing under the laws of the jurisdiction of its organization and has corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Seller is duly qualified to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on Seller.

SECTION 3.02 Authority; Execution and Delivery; and Enforceability. Seller has the power and authority to execute this Agreement and each Ancillary Agreement to which it is (or will be) a party and to consummate the Contemplated Transactions. The execution and delivery by Seller of this Agreement and the consummation of the Contemplated Transactions have been duly authorized by all necessary company action on the part of Seller. This Agreement and each Ancillary Agreement to which Seller is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by Seller and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of Seller, Enforceable against Seller in accordance with its terms. The Agreement constitutes a legal, valid and binding obligation of Seller, Enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

SECTION 3.03 Capital Stock. On the date hereof Seller is, and on the Closing Date Seller will be, the record and beneficial owner of all the outstanding Capital Stock and other Equity Interests in the Company, and Seller has (and will have on the Closing Date) good and marketable title to all the Capital Stock, free and clear of all Encumbrances, except as are imposed by applicable securities laws. Seller has (and will have on the Closing Date) full right, power and authority to transfer and deliver to Purchaser valid title to the Capital Stock and other Equity Interests held by Seller, free and clear of all Encumbrances. Immediately following the Closing, Purchaser will be the record and beneficial owner of the Capital Stock and other Equity Interests, and have good and marketable title to the Capital Stock and other Equity Interests, free and clear of all Encumbrances except as are imposed by applicable securities laws or created by Purchaser. Except pursuant to this Agreement, there is no Contractual Obligation pursuant to which Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Capital Stock or other Equity Interests in an Acquired Company. Except as disclosed on Section 3.03 of the Disclosure Schedule, Seller is not a party to, and the Capital Stock and other Equity Interests in the Company are not subject to, any shareholders agreement, voting agreement, voting trust, proxy or other Contractual Obligation relating to the transfer or voting of such Capital Stock and other Equity Interests.

SECTION 3.04 No Conflicts; Consents. Neither the execution and delivery by Seller of this Agreement or any Ancillary Agreement to which Seller is (or will be) a party nor the consummation of the Contemplated Transactions, nor compliance by Seller with any of the provisions hereof, will conflict with or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets owned or used by Seller under (a) any provision of Seller’s articles of association or other Organizational Documents, if applicable, (b) any judgment or any Legal Requirement applicable to Seller or the Capital Stock owned by Seller, or (c) any material Contract to which Seller is a party or by which any of its assets or properties are bound, other than any such conflicts, violations, defaults or rights or losses that would not reasonably be expected to prevent the consummation of the Contemplated Transactions. Except as set forth on Section 3.04 of the Disclosure Schedule or as otherwise contemplated by this Agreement, no action by, material Permit of or registration, declaration or filing with, any Governmental Entity or other Person is required (x) for, or in connection with, the valid and lawful authorization, execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which it is (or will be a party) or (y) to be obtained or made for the consummation by Seller of the Contemplated Transactions or any related agreement to which Seller is a party.

SECTION 3.05 No Brokers. Except as disclosed in Section 3.05 of the Disclosure Schedule, Seller has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions, and Seller agrees to satisfy in full any Liability required to be disclosed on Section 3.05 of the Disclosure Schedule.

SECTION 3.06 No Other Representations or Warranties. EXCEPT AS SET FORTH EXPRESSLY HEREIN, ANY ANCILLARY AGREEMENT, ANY CERTIFICATE DELIVERED PURSUANT HERETO, OR ANY SCHEDULE ATTACHED HERETO OR THERETO, SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO ITSELF, ANY ACQUIRED COMPANY, AND SELLER AND EACH OF ITS REPRESENTATIVES HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, WHETHER BY SELLER OR ANY OF ITS REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ANY OF ITS REPRESENTATIVES OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER INFORMATION BY SELLER OR ANY OF ITS REPRESENTATIVES OR ANY OTHER PERSON WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller that the statements contained in this Article IV will be correct and complete as of the Closing Date:

SECTION 4.01 Organization; Standing; Qualification; Power. Purchaser is duly organized, validly existing under the laws of the jurisdiction of its organization and has corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

SECTION 4.02 Authority; Execution and Delivery; Enforceability. Purchaser has the requisite power and authority to execute this Agreement and to consummate the Contemplated Transactions. The execution and delivery by Purchaser of this Agreement and the consummation of the Contemplated Transactions has been duly authorized by all necessary action. Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Purchaser, Enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

SECTION 4.03 No Conflicts; Consent.

(a) Except as disclosed on Schedule 4.03, the execution and delivery by Purchaser of this Agreement does not, and the consummation of the Contemplated Transactions and compliance by Purchaser with the terms hereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets owned or used by Purchaser under, any provision of (i) the Organizational Documents of Purchaser, (ii) any material Contract to which Purchaser is a party or by which any of their respective properties or assets is bound or (iii) any judgment or Legal Requirement applicable to Purchaser or its properties or assets, other than, in the case of clauses (i), (ii) and (iii) above, any such conflicts, violations, defaults, rights or losses that would not reasonably be expected to have a material adverse effect on Purchaser.

(b) Except as disclosed on Schedule 4.03, no material Consent or Permit of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement, or the consummation of the Contemplated Transactions, other than (i) compliance with and filings and notifications under applicable Environmental Laws and (ii) those the failure of which to obtain or make would not reasonably be expected to (x) have a material adverse effect on Purchaser or (y) materially impair the ability of Purchaser to perform its obligations under this Agreement.

SECTION 4.04 Proceedings. There are not any (a) outstanding judgments with respect to Purchaser, (b) Proceedings or Claims pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries or (c) investigations by any Governmental Entity that are pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries that would reasonably be expected to give rise to any legal restraint on or prohibition against the Contemplated Transactions.

SECTION 4.05 Financing. Purchaser has delivered to the Seller a true and complete copy of an executed version of that certain Senior Facilities Agreement, dated the date hereof, by and among Goldman Sachs JB Were Pty Limited and the other parties thereto (the “Senior Facilities Agreement”), pursuant to which the Financing Party (as defined therein) has agreed to lend the amount set forth therein (the “Debt Financing”).

SECTION 4.06 Brokers or Finders. Except as set forth in Schedule 4.06, Purchaser has not incurred directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

SECTION 4.07 No Other Representations or Warranties. EXCEPT AS SET FORTH EXPRESSLY HEREIN, ANY ANCILLARY AGREEMENT, ANY CERTIFICATE DELIVERED PURSUANT HERETO, PURCHASER IS NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO ITSELF, AND ITS REPRESENTATIVE HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR SELLER OR ANY OF THEIR REPRESENTATIVES OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER INFORMATION BY THE COMPANY OR SELLER OR ANY OF THEIR REPRESENTATIVES OR ANY OTHER PERSON WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

ARTICLE V

Covenants

SECTION 5.01 Conduct of Business of the Company. From the date of this Agreement until the Closing Date, the Sellers will cause the Acquired Companies to conduct the Business only in (a) the Ordinary Course of Business, (b) maintain the value of the Business as a going concern, (c) preserve intact its business organization and relationships with third parties and employees and (d) consult with Purchaser prior to taking any action or entering into any transaction that may be of strategic importance to an Acquired Company.

SECTION 5.02 Purchaser’s Consent. Without limiting the generality or effect of Section 5.01 and without Purchaser’s prior written consent, Seller will cause the Acquired Companies not to:

(a) take or omit to take any action that would cause the representations and warranties in Article II to be untrue at, or as of any time prior to, the Closing Date;

(b) take or omit to take any action which, if taken or omitted to be taken between the Most Recent Balance Sheet Date and the date of this Agreement would have been required to be disclosed on Section 2.09 of the Disclosure Schedule; and

(c) prepay Taxes in an aggregate amount that exceeds €10,000.

SECTION 5.03 Confidentiality.

(a) Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other Contemplated Transactions is subject to the terms of a confidentiality agreement dated as of February 28, 2007, by and among the Purchaser, Seller and the Company (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company or its Subsidiaries; provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller or any representative or agent of Seller concerning Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

(b) Seller acknowledges that the success of the Acquired Companies after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by Seller, that the preservation of the confidentiality of such information by Seller is an essential premise of the bargain between Seller and Purchaser, and that Purchaser would be unwilling to enter into this Agreement in the absence of this Section 5.03(b). Accordingly, Seller hereby agrees with Purchaser that Seller will not, and that Seller will cause its Affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Purchaser, disclose or use, any confidential or proprietary information involving or relating to the Business or an Acquired Company; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 5.03(b) will not prohibit any retention of copies of records or disclosure (i) required by any applicable Legal Requirement so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions. Seller agrees that it will be responsible for any breach or violation of the provisions of this Section 5.03(b) by any of its Representatives.

SECTION 5.04 Expenses. Whether or not the Contemplated Transactions are consummated, each party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement, the compliance herewith and the Contemplated Transactions; provided, however, that all such expenses incurred by the Acquired Companies will be borne by Seller.

SECTION 5.05 Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions, as such other party may reasonably deem necessary or desirable to consummate the Contemplated Transactions.

SECTION 5.06 Notices and Consents.

(a) Acquired Companies. Prior to the Closing, Seller will cause the Acquired Companies to give all notices to, make all filings with, and use their Commercially Reasonable Efforts to obtain all authorizations, consents, waivers or approvals from, any Governmental Entity or other Person that are set forth on Section 2.03 and Section 2.04 of the Disclosure Schedule or as otherwise reasonably requested by Purchaser.

(b) Seller. Prior to the Closing, Seller will give all notices to, make all filings with, and use its Commercially Reasonable Efforts to obtain all authorizations, consents, waivers or approvals from, any Governmental Entity or other Person that are set forth on Section 3.04 of the Disclosure Schedule or as otherwise reasonably requested by Purchaser.

SECTION 5.07 Purchaser’s Access to Premises; Information. From the date of this Agreement until the Closing Date, the Seller will cause the Acquired Companies to permit Purchaser, prospective providers of the Debt Financing and their respective Representatives to have full access (at reasonable times and upon reasonable notice) to all officers of the Acquired Companies and to all premises, properties (including for the purposes of environmental inspection), books, records (including Tax records), contracts, financial and operating data and information and documents pertaining to the Acquired Companies and make copies of such books, records, contracts, data, information and documents as Purchaser, prospective providers of the Debt Financing or their respective Representatives may reasonably request.

SECTION 5.08 Notice of Developments. From the date of the Agreement until the Closing Date, the Seller will give Purchaser prompt written notice upon becoming aware of any material development affecting the Assets, Liabilities, Business, financial condition, operations or prospects of an Acquired Company, or any event or circumstance that would reasonably be expected to result in a breach of, or inaccuracy in, any of the Seller’s representations and warranties; provided, however, that no such disclosure will be deemed to prevent or cure any such breach of, or inaccuracy in, amend or supplement any Disclosure Schedule Section, or otherwise disclose any exception to, any of the representations and warranties set forth in this Agreement.

SECTION 5.09 Payment of Indebtedness; Release of Encumbrances. Other than such Debt which is included in the Closing Debt Amount, the Seller will cause the Acquired Companies and the Acquired Companies’ Affiliates to satisfy all the Debt (including any Affiliate Debt) and related Encumbrances on the shares or assets of any of the Acquired Companies, in each case identified on Section 5.09 of the Disclosure Schedule in full on or before the Closing.

SECTION 5.10 Reorganization Transactions. The Seller (i) will use Commercially Reasonable Efforts to cause Control Monitor Systems Inc. (“CMS”) to transfer the underwriter laboratory applications for approvals to the Acquired Companies as soon as reasonably possible, (ii) will cause the Company and Belmation to sell, transfer, convey and deliver to Seller good and valid title to all of the capital stock of CMS, free and clear of all Encumbrances, (iii) will pay to the Company in consideration of the sale of the capital stock of CMS €150,000 in cash by wire transfer in immediately available funds and (iv) will pay on behalf of CMS (or will cause CMS to pay) to the Company in cash by wire transfer in immediately available funds, $1,450,000 representing the face amount of the intercompany payables on the date hereof owed to the Company by CMS (as such amount may be adjusted to reflect the actual amount of such payables on the Closing) on or prior to the Closing.

SECTION 5.11 Release. Effective as of the Closing, Seller hereby releases, remises and forever discharges any and all rights and claims that it has had, now has or might now have against the Acquired Companies.

SECTION 5.12 Publicity. No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of Purchaser and Seller; provided, however, that the provisions of this Section 5.12 will not prohibit (a) any private disclosure by any prospective provider of the Debt Financing in the ordinary course to any such Person’s Representatives, potential investors or participants, so long as each such recipient is under an obligation to keep such disclosed information confidential, (b) any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other parties with the opportunity to review in advance the disclosure) or (c) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.

SECTION 5.13 Noncompetition and Nonsolicitation. For a period of three (3) years from and after the Closing Date, Seller will not and will cause its Affiliates not to engage directly or indirectly in all or any portion of the business of developing, manufacturing, distributing, selling or installing access control, intrusion detection, fire detection, video analytics, video surveillance or biometric authentication security systems, or developing in house advanced intelligent video analytic and surveillance software in each case, in Europe and any other geographic area in which any of the Acquired Companies conduct such business as of immediately prior to the Closing Date; provided, however, that no owner of less than 5% of the outstanding stock of any publicly-traded corporation will be deemed to be so engaged solely by reason thereof in the Businesses. For a period of two years from and after the Closing Date, Seller will not recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is an employee of any of the Acquired Companies to leave the employ of the Acquired Companies. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.13 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and Enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be Enforceable as so modified after the expiration of the time within which the judgment may be appealed.

SECTION 5.14 Insurance: Risk of Loss. To the extent that (i) there are insurance policies maintained by Seller or any or its Affiliates (other than the Acquired Companies) (the “Seller Insurance Policies”) insuring against any loss, liability, damage or expense relating to the assets, operation and employees (including former employees) of one or more Acquired Companies (the “Acquired Company Liabilities”) and relating to or arising out of acts or omissions occurring or existing on or prior to the Closing, and (ii) Seller Insurance Policies continue after Closing to permit claims to be made with respect to such Acquired Company Liabilities relating to or arising out of acts or omissions occurring or existing on or prior to the Closing (such claims, the “Acquired Company Claims”) to the extent assignable, Seller shall assign such Acquired Company Claims to Purchaser and to the extent not assignable, Seller shall and shall cause such Affiliates to submit and otherwise to administer the collection of payment in respect of the Acquired Company Claims on behalf of Purchaser and the Acquired Companies under Seller Insurance Policies.

SECTION 5.15 Certain Employee Matters.

(a) The parties acknowledge that the Contemplated Transactions shall not, by themselves, constitute a termination of employment of any employee of the Company or any of its Subsidiaries. Purchaser shall be responsible for all severance or termination liabilities related to the termination of employment of any such employee on or after the Closing Date.

(b) The Seller will cause the Company to use Commercially Reasonable Efforts to cause all current and former employees, consultants and contractors of an Acquired Company who contributed to or participated in the conception or development, or both, of the Company Intellectual Property as well as the officers and technical employees of the Acquired Companies to assign to the Acquired Company all the respective rights, including Intellectual Property, to any inventions, improvements, discoveries or information relating to the Business and that obligate such Persons to maintain the confidentiality of the Acquired Company’s confidential information and trade secrets.

SECTION 5.16 Competition Clearance. The parties hereto shall cooperate with each other (including by furnishing relevant information) in complying with any filing or notification formalities required to obtain any approval or clearance of or non-objection found to be applicable to the Contemplated Transactions by any competent anti-trust or competition authority.

SECTION 5.17 Exclusivity. From the date of this Agreement until the earlier of (i) the Closing, or (ii) the termination of this Agreement in accordance with Article VI, Seller will not, and it will cause the Company not to (and the Company and Seller will not permit their respective Affiliates or any of their or their Affiliates’ Representatives to) directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any Equity Interests in the Acquired Companies or any merger, recapitalization, share exchange, sale of substantially all of the Assets of the Acquired Companies (other than sales of inventory in the Ordinary Course of Business) or any similar transaction or alternative to the Contemplated Transactions or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will not vote its shares in favor of any such acquisition structured as a merger, consolidation, share exchange or otherwise. The Seller will notify Purchaser immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

SECTION 5.18 Financing.

(a) Purchaser shall use, and shall cause its Affiliates to use, their Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Senior Facilities Agreement. Purchaser may amend, restate, modify, supplement or replace the Senior Facilities Agreement to (i) add and appoint additional arrangers, book runners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments, (ii) increase the amount of indebtedness or (iii) replace one or more facilities contemplated by the Senior Facilities Agreement with one or more new facilities, which are in the aggregate no less beneficial to Purchaser, the Company and the stockholders of Purchaser than the terms of the Senior Facilities Agreement (as determined in the reasonable judgment of Purchaser) (the “New Facilities Agreement”); provided, that the New Facilities Agreement shall not (x) adversely amend the conditions to the Debt Financing set forth in the Senior Facilities Agreement, in any material respect, (y) reasonably be expected to delay or prevent the Closing, or (z) reduce the aggregate amount of available debt financing (unless, in the case of this clause (z), such amount is replaced with any amount of new equity financing or one or more debt facilities pursuant to the New Facilities Agreement). Upon and from and after each such event, the term “Debt Financing” as used herein shall be deemed to mean the Debt Financing contemplated by the Senior Facilities Agreement that is not so superseded at the time in question and the New Facilities Agreement.

(b) Prior to the Closing, the Seller shall provide, shall cause the other Acquired Companies to provide, and shall use their respective Commercially Reasonable Efforts to cause its and their Representatives to provide, such cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Purchaser, provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller or the Acquired Companies; provided, further, that none of Seller nor any of the Acquired Companies shall be required to pay any commitment or similar fee or incur any other liability in connection with the Debt Financing prior to the Closing. Seller hereby consents to use of the Acquired Companies’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Affiliates or the reputation or goodwill of the Company or any of its Affiliates and its or their marks.

SECTION 5.19 Tax Election. Seller, and Seller will cause the Acquired Companies to, make an election under Section 338(g) of the U.S. Internal Revenue Code of 1986, as amended, with respect to the purchase and sale of the Capital Stock of the Company hereunder, and, if applicable with respect to such an election, the other Acquired Companies. Seller and the Purchaser agree that the final Purchase Price will be allocated to the assets of the Company and its Subsidiaries for all purposes in a manner consistent with such Section 338 and the regulations thereunder and agree to cooperate to make this election in a timely manner and to file all Tax Returns and information reports in a manner consistent with such allocation.

SECTION 5.20 Release. The Purchaser will, and will cause each of the Acquired Companies to, hereby release Seller’s officers, directors, employees, agents, and attorneys and each of them (collectively, the “Seller Released Parties”) from any and all Claims and agrees not to bring or threaten to bring or otherwise join in any Claim against Seller Released Parties or any of them, relating to, arising out of or in connection with any facts or circumstances relating to the Company which existed on or prior to the Closing Date; provided, that the foregoing shall not apply to any Claim under this Agreement.

SECTION 5.21 Discharge. Subject to article 554 of the Belgian Companies Code and generally to all matters, which may give rise to any finding of liability of the directors of the Company or its Subsidiaries and which have not been disclosed to Purchaser prior to the Closing Date, Purchaser undertakes to grant, at the first annual shareholders’ meeting of the Company and each Subsidiary following the Closing Date, to all directors of the Company and each of its Subsidiaries in function immediately prior to the Closing Date, full release from liability arising from the performance of their duties prior to the Closing Date, provided that such release from liability shall not impair any rights of Purchaser under this Agreement.

ARTICLE VI

Termination

SECTION 6.01 Termination of the Agreement. Certain of the parties may terminate this Agreement as provided below:

(a) Purchaser and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Purchaser has notified Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (ii) if the Closing shall not have occurred on or before October 31, 2007, by reason of the failure of any condition precedent under Article VII hereof (unless the failure results primarily from Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement);

(c) Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (i) in the event Purchaser has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Purchaser of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (ii) if the Closing shall not have occurred on or before October 31, 2007, by reason of the failure of any condition precedent under Article VII hereof (unless the failure results primarily from Seller or the Company breaching any representation, warranty, or covenant contained in this Agreement); and

(d) by either Purchaser or Seller if a final nonappealable Governmental Order permanently enjoining or otherwise prohibiting the Closing will have been issued by a Governmental Entity of competent jurisdiction.

SECTION 6.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.01, this Agreement (other than the provisions of this Article VI and Sections 2.22, 3.05 and 4.06 (No Brokers), 5.04 (Expenses), 5.03 (Confidentiality), 5.12 (Publicity), 9.09 (Governing Law), 9.10 (Jurisdiction, Venue, Process and Arbitration) and 9.11 (Waiver of Jury Trial) which shall survive such termination) shall then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any liability of any party to any other party, except for liabilities arising in respect of breaches under this Agreement by any party prior to such termination.

ARTICLE VII

Closing Conditions

SECTION 7.01 Conditions to Purchaser’s Obligations at the Closing. The obligations of Purchaser to consummate the Closing is subject to fulfillment of each of the following conditions:

(a) Seller or a duly authorized attorney-in-fact of Seller shall record the transfer of the shares of Capital Stock owned by Seller to Purchaser in the Company’s share register and shall sign the Company’s share register to that effect, and to the extent applicable;

(b) Purchaser shall have received duly signed resignations, effective immediately after the Closing, of all officers and directors of the Acquired Companies (other than those whom Purchaser will have specified in writing at least two Business Days prior to the Closing) and their statutory auditor;

(c) the Seller will have delivered to Purchaser a certificate, dated as of the Closing Date, signed by a duly authorized representative of Seller and certifying as to (i) Seller’s articles of association or similar Organizational Documents and the incumbency of its officers executing this Agreement and each of the related agreements to which it is a party and (ii) the resolutions of its board of directors authorizing the execution, delivery and performance by it of this Agreement and each related agreement to which it is a party;

(d) Seller will have delivered to Purchaser a certificate, dated as of the Closing Date, signed by a duly authorized representative of Seller and certifying that (i) the representations and warranties set forth in Article II and Article III and in any document, instrument or certificate delivered hereunder (x) that are not qualified by materiality or Material Adverse Effect are true and correct in all material respects at and as of the Closing Date with the same force and effect as if made as of the Closing and (y) that are qualified by materiality or Material Adverse Effect are true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date of time, (ii) the Seller has performed and complied with all of its agreements, obligations and covenants hereunder in all respects through the Closing, and (iii) there are no injunctions, judgments, orders, decrees, rulings, or charges in effect or threatened which would (A) prevent the consummation of any of the Contemplated Transactions, (B) result in any of the Contemplated Transactions being rescinded following consummation, (C) limit or otherwise adversely affect the right of Purchaser to own Capital Stock (including the right to vote such shares), to control the Acquired Companies or operate any material portion of either Business or Assets or of the business or assets of Purchaser or any of its Affiliates, (D) or would compel Purchaser or any of its Affiliates to dispose of all or any material portion of either the Business or Assets or the business or assets of Purchaser or any of its Affiliates;

(e) the Purchaser will have received a counterpart of each agreement or document relating to this Agreement, the Escrow Agreement and the Ancillary Agreements to which Seller or the Company is a party, which shall have been duly executed by each of the parties thereto and delivered to Purchaser;

(f) Seller will have delivered to Purchaser the originals of all minute books, stock transfer records, and corporate and all other records of the Company and its Subsidiaries;

(g) any applicable waiting periods (and any extensions thereof) under applicable anti-trust or anti-competition Legal Requirements shall have expired or otherwise been terminated and no provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions;

(h) all actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Entity or other Person that are required to consummate the Contemplated Transactions, as disclosed in Section 2.03 or Section 3.04 of the Disclosure Schedule or as otherwise reasonably requested by Purchaser, will have been obtained or made, in a manner reasonably satisfactory in form and substance to Purchaser, and no such authorization, consent or approval will have been revoked;

(i) all corporate and other proceedings in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to Purchaser and its counsel, and they will have received all such counterpart original and certified or other copies of such documents as they may reasonably request;

(j) the Finance Party (as defined under the Senior Facilities Agreement) shall not have terminated its commitment to fund in accordance with the Senior Facilities Agreement as a result of (i) any representation, warranty or statement made in any Senior Finance Document or in connection with any Facility or any Accounts (each, as defined in the Senior Facilities Agreement) is, as a result of any of the information relating to the Acquired Companies delivered to Purchaser or its Affiliates by Seller or its Affiliates, proved to be untrue or misleading in any material respect when made and if the circumstances have not been remedied within 14 days of the earlier of a Finance Party giving notice to an Obligor (as defined in the Senior Facilities Agreement) of the misrepresentation and any Obligor becoming aware of the misrepresentation  not being correct in all material respects or (ii) any event or series of events (whether related or not) occurs which has had or is reasonably likely to have a Financing Material Adverse Effect.  For purposes of this Section, “Financing Material Adverse Effect” means (A)  a material adverse effect on the business, cash flow or operations of the Group (as defined in the Senior Facilities Agreement) (taken as a whole); (B)  a material adverse effect on the ability of the Group (taken as a whole) to perform the material obligations under the Senior Finance Documents; or (C) a material adverse effect on the legality, validity or enforceability of the Senior Finance Documents;

(k) since the Most Recent Balance Sheet Date, there will have occurred no events nor will there exist circumstances which singly or in the aggregate have resulted in a Material Adverse Effect;

(l) Seller will have repaid or caused the Company to repay all Debt and satisfy all Encumbrances contemplated by Section 5.09 of the Disclosure Schedule and Seller will have obtained and delivered or caused the Company to obtain and deliver to Purchaser documentation satisfactory to Purchaser evidencing such repayment and satisfaction;

(m) Seller shall have terminated or caused to be terminated all Contracts with Affiliates, including (i) the management services agreement dated January 1, 2002, between Allied Research Corporation and the Company, (ii) the management services agreements dated November 11, 2005, between the Company and each of CMS, TTG, IDCS and VIGITEC, (iii) the management services agreement dated May 10, 1996, between IDCS and the Company and (iv) any other Contract with an Affiliate required to be disclosed in Section 2.18 of the Disclosure Schedules; and

(n) Seller shall deliver such other documents as Purchaser reasonably requests.

SECTION 7.02 Conditions to Seller’s Obligations at the Closing. The obligations of Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (unless waived by Seller):

(a) Purchaser will deliver to Seller the Purchase Price and deliver to the Escrow Agent the Escrow Amount in accordance with the Escrow Agreement, each payable in accordance with Article I;

(b) Purchaser will have delivered to Seller a certificate, dated as of the Closing Date, signed by a duly authorized representative of Purchaser and certifying as to (i) Purchaser’s articles of association or similar Organizational Documents and the incumbency of its officers executing this Agreement and each of the related agreements to which it is a party and (ii) the resolutions of its board of directors authorizing the execution, delivery and performance by it of this Agreement and each related agreement to which it is a party;

(c) Purchaser will have delivered to Seller a certificate, dated as of the Closing Date, signed by an officer of Purchaser and certifying that (i) the representations and warranties of the Purchaser set forth in Article IV and in any document, instrument or certificate delivered hereunder (x) that are not qualified by materiality are true and correct in all material respects at and as of the Closing Date with the same force and effect as if made as of the Closing and (y) that are qualified by materiality are true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date of time, (ii) Purchaser has performed and complied with all of its covenants hereunder in all respects through the Closing, and (iii) there are no injunctions, judgments, orders, decrees, rulings, or charges in effect or threatened which would prevent the consummation of any of the Contemplated Transactions or which would result in any of the Contemplated Transactions being rescinded following consummation;

(d) a counterpart of each agreement or document relating to this Agreement and Ancillary Agreement to which Purchaser is a party, which shall have been duly executed and delivered to Seller;

(e) any applicable waiting periods (and any extensions thereof) under applicable anti-trust or anti-competition Legal Requirements shall have expired or otherwise been terminated and no provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions;

(f) all actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Entity or other Person that are required to consummate the Contemplated Transactions, as disclosed in Section 2.03 and Section 3.04 of the Disclosure Schedule, will have been obtained or made, in a manner reasonably satisfactory in form and substance to Seller, and no such authorization, consent or approval will have been revoked;

(g) all corporate and other proceedings in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to Seller and to its counsel, and Seller will have received all such counterpart original and certified or other copies of such documents as it may reasonably request;

(h) no Action will be pending or threatened in writing which may result in a Government Order, nor will there be any Government Order in effect; and

(i) such other documents as Seller reasonably requests.

SECTION 7.03 Mutual Closing Conditions. The respective obligations of each party to consummate the actions required to be taken or effected by it at the Closing shall be subject to the fulfillment of any applicable waiting period under any competition laws relating to the Contemplated Transactions shall have expired or been terminated.

ARTICLE VIII

Indemnification

SECTION 8.01 Indemnification by Seller.

(a) Seller shall indemnify Purchaser and its Affiliates (including, following the Closing the Acquired Companies) and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Purchaser Indemnitees”) against and hold them harmless from, any and all Actions, Liabilities, Governmental Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (including reasonable legal fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), suffered or incurred by any such Purchaser Indemnitee arising from:

(i) any breach of, or inaccuracy in, any representation or warranty made by Seller in this Agreement (other than contained in Article II and Article III), any Ancillary Agreement or the Disclosure Schedule or certificate delivered pursuant to this Agreement (in each case, for purposes of determining the amount of Losses, such representation or warranty would be read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom);

(ii) any breach or violation of any covenant or agreement of the Company pursuant to this Agreement or any Ancillary Agreement which survives the Closing;

(iii) any breach of, or inaccuracy in, any representation or warranty made by Seller contained in Article II of this Agreement, any Ancillary Agreement or any Disclosure Schedule Section or certificate delivered pursuant to this Agreement (in each case, for purposes of determining the amount of Losses, such representation or warranty would be read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom);

(iv) any of the matters described in Exhibit 8.01(a)(iv); and

(v) any of the matters described in Exhibit 8.01(a)(v).

(b) Seller shall indemnify Purchaser Indemnitees against any Losses incurred by any such Purchaser Indemnitee arising from:

(i) any breach of, or inaccuracy in, any representation or warranty made by Seller contained in Article III of this Agreement, any Ancillary Agreement or any Disclosure Schedule Section or certificate delivered pursuant to this Agreement (in each case, for purposes of determining the amount of Losses, such representation or warranty would be read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom); and

(ii) any breach or violation of any covenant or agreement of Seller pursuant to this Agreement or any Ancillary Agreement which survives the Closing.

(c) Notwithstanding anything contained herein to the contrary, Seller shall not be required to indemnify any Purchaser Indemnitee, and shall not have any liability:

(i) (A) under Section 8.01(a)(i), Section 8.01(a)(iii) and Section 8.01(b)(i) unless the aggregate amount of all Losses for which Seller would, but for this clause (i), be liable thereunder exceeds on a cumulative basis an amount equal to €100,000 (the “Basket”), at which point Seller will indemnify Purchaser Indemnitee for all such Losses, or (B) under Section 8.01(a)(v) unless with respect to any item listed on Exhibit 8.01(a)(v) the aggregate amount of all Losses for which Seller would, but for this clause (i), be liable thereunder exceeds on a cumulative basis with respect to such claim €10,000, at which point Seller will indemnify Purchaser Indemnitee for all such Losses;

(ii) under Section 8.01(a)(i), Section 8.01(a)(iii), Section 8.01(a)(v) and Section 8.01(b)(i) in excess of €5.0 million (the “Indemnity Cap”); and

(iii) to the extent the liability or obligation arises as a result of (x) any action taken or omitted to be taken by Purchaser or any of its Affiliates or (y) any breach of a representation or warranty of Purchaser.

(d) The limitations under Sections 8.01(c)(i) and Section 8.01(c)(ii) shall not apply to (a) claims for indemnification in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 2.01 (Organization), 2.02 (Power and Authorization), 2.14 (Tax Matters), 2.04.(b)(iii) (Breach of Organizational Documents), 2.01(c) (Capitalization), 2.16 (Environmental Matters), 2.22 (No Brokers), 3.01 (Organization), 3.02 (Authority), 3.04(a) (No Breach of Organizational Documents of Seller), 3.03 (Capital Stock) or 3.05 (No Brokers) or (b) claims based upon fraud or intentional misrepresentation. Claims for indemnification pursuant to Sections 8.01(a)(ii), 8.01(a)(iv) and 8.01(b)(ii) are not subject to the monetary limitations set forth in Section 8.01(c).

(e) Absent fraud or intentional misrepresentation, or as otherwise specifically provided in this Agreement, Purchaser acknowledges that its sole and exclusive remedy after the Closing with respect to any and all Claims relating to this Agreement, the Acquisition and the other transactions contemplated hereby and thereby, the Company and its assets and liabilities shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each of Purchaser and the Company hereby waives, from and after the Closing, to the fullest extent permitted under any Legal Requirement, any and all rights and Claims (other than Claims of fraud or intentional misrepresentation) for Losses it may have against Seller or Seller’s Affiliates arising under, based upon or relating to this Agreement, any document or certificate delivered in connection herewith, any Legal Requirement, common law or otherwise (except pursuant to the indemnification provisions set forth in this Section 8.01).

(f) For those Claims or liabilities arising under Article VIII, Purchaser shall assert any rights under Article VIII first against the Seller’s interest in the Escrow Amount, and only against the Seller or the Parent directly to the extent that those Claims or liabilities arising under Article VIII exceed the funds available in the Escrow Amount.

SECTION 8.02 Indemnification by Purchaser.

(a) Purchaser shall indemnify Seller and its Affiliates, and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Seller Indemnitees”) against and hold them harmless from any Loss incurred by any such Seller Indemnitee directly arising from:

(i) any breach of, or inaccuracy in, any representation or warranty made by Purchaser in Article IV of this Agreement, any Ancillary Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to material adverse effect, were deleted therefrom);

(ii) any breach of any covenant of Purchaser contained in this Agreement or any Ancillary Agreement; or

(iii) any Claim that the Acquisition (other than in whole or in part as a result of a breach of representation or warranty by Seller or the Company under this Agreement) gives rise to any severance or other benefits under any Employee Plan or Contract.

(b) Monetary Limitations. Purchaser will have no obligation to indemnify Seller Indemnitees pursuant to Section 8.02(a)(i) and Section 8.02(a)(iii) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and until the aggregate amount of all such Losses incurred or suffered by Seller Indemnitees exceeds on a cumulative basis the Basket, at which point Purchaser will indemnify Seller Indemnitees for all such Losses, and Purchaser’s aggregate liability in respect of claims for indemnification pursuant to Section 8.02(a)(i) and Section 8.02(a)(iii) will not exceed the Indemnity Cap; provided, however, that foregoing limitations will not apply to (a) claims for indemnification pursuant to Section 8.02.(a)(i) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 4.01 (Organization), 4.02 (Authority), 4.03(a)(i) (Breach of Organizational Documents) or 4.06 (No Brokers) or (b) claims based upon fraud or intentional misrepresentation. Claims for indemnification pursuant to any other provision of Section 8.02(a) are not subject to the limitations set forth in this Section 8.02(b).

SECTION 8.03

Calculation of Losses.

Other than the diminution in value of the operations, Business or Assets of the Acquired Companies resulting from a breach of any of the representations and warranties contained in Sections 2.06, 2.07 or 2.10, the amount of any Loss for which indemnification is provided under this Article VIII shall not include any consequential, incidental, indirect, special or punitive damages, shall be net of any amounts recovered by the Indemnified Party under insurance policies with respect to such Loss and shall not be reduced by any net Tax benefit available to the Indemnified Party arising from the payment of any such Loss; provided however that to the extent the Indemnified Party actually receives a net Tax benefit for its tax year that includes when the payment of such Loss was made by the Indemnifying Party (assuming that this was the last Tax benefit received from those Tax benefits that were available), the Indemnified Party shall pay the amount of such net Tax benefit actually received in that year (but not in excess of the corresponding indemnification payment) to the Indemnifying Party. Any indemnity payment under this Agreement shall be treated as an adjustment to the final Purchase Price for Tax purposes, unless otherwise required by law and in such an otherwise required-by-law situation an indemnity payment shall be made on a Grossed-Up Basis notwithstanding anything herein to the contrary. The amount of the Loss arising out of any item included as a liability in calculating Final Closing Working Capital shall be calculated net of the amount so included.

SECTION 8.04 Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Sections 8.01(a)(i), 8.01(a)(iii) or 8.02(a)(i) for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party:

(a) at any time, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 2.01 (Organization), 2.02 (Power and Authorization), 2.04(b)(iii) (Breach of Organizational Documents), 2.01(c) (Capitalization), 2.21 (Litigation; Government Orders), 2.22 (No Brokers), 3.01 (Organization), 3.02 (Authority), 3.03 (Capital Stock), 3.04(a) (No Breach of Organizational Documents of Seller), 3.05 (No Brokers), 4.01 (Organization), 4.02 (Authority), 4.03(a)(i) (Breach of Organizational Documents) or 4.06 (No Brokers);

(b) at any time, in the case of any claim or suit based upon fraud or intentional misrepresentation;

(c) at any time prior to the thirtieth (30th) day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 2.06 (Product Warranty; Product Liability), 2.14 (Tax Matters) or 2.16 (Environmental Matters); and

(d) at any time prior to eighteen (18) months from the Closing Date, in the case of any breach of, or inaccuracy in, any other representation and warranty in this Agreement.

Claims for indemnification pursuant to any other provision of Sections 8.01(a) and 8.02(a) are not subject to the limitations set forth in Section 8.04.

SECTION 8.05 Procedures.

(a) Third Party Claims. In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under Sections 8.01 or 8.02 in respect of, arising out of or involving a Claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the party with the indemnification obligation (the “Indemnifying Party”) in writing (and in reasonable detail) of the Third Party Claim within thirty (30) days following receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article VIII, except to the extent such delay actually and materially prejudices the Indemnifying Party. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days’ time after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b) Assumption. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party as long as it conducts such defense actively and diligently. Should the Indemnifying Party so elect to assume, and while it so assumes, the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Indemnifying Party), at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related Claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(c) Other Claims. In the event any Indemnified Party should have a Claim against any Indemnifying Party under Section 8.01 or Section 8.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such Claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 8.01 or Section 8.02, such Claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 8.01 or Section 8.02 and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Claim (or any portion thereof) is estimated, on such later date when the amount of such Claim (or such portion thereof) becomes finally determined.

(d) Mitigation. Each party shall take all commercially reasonable steps to mitigate any of its Losses (including, to the extent consistent with sound business judgment, incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Losses) upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto. Purchaser and Seller shall cooperate with each other with respect to resolving any Claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making Commercially Reasonable Efforts to mitigate or resolve any such Claim or liability; provided, however, that such party shall not be required to make such efforts if they would be detrimental in any material respect to such party. In the event that Purchaser or Seller shall fail to make Commercially Reasonable Efforts to mitigate or resolve any Claim or liability, then (unless the proviso to the foregoing sentence shall be applicable) notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any Loss that would reasonably be expected to have been avoided if Purchaser, on the one hand, or Seller, on the other hand, as the case may be, had made such efforts.

SECTION 8.06 Impact of Knowledge. The rights of any Purchaser Indemnitee or Seller Indemnitee to indemnification pursuant to this Article VIII will not be adversely affected solely due to any investigation conducted or knowledge possessed or acquired at any time by such Purchaser Indemnitee with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement contained or referred to herein, other than to the extent of express disclosures contained in the Disclosure4 Schedule. The waiver of any condition to Closing contained in this Agreement or in any Ancillary Agreement in connection with the breach of any such representation or warranty, or in connection with the failure to perform or comply with any such covenant or agreement, will not adversely affect the right of any Purchaser Indemnitee or Seller Indemnitee to indemnification pursuant to this Article VIII based on such breach of representation or warranty, or such failure to perform such covenant or agreement.

SECTION 8.07 Tax Matters.

(a) For this Agreement, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Acquired Companies for the portion of such a Tax period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purposes, the taxable period of any pass-through entity in which the Company or any of the other Acquired Companies holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Acquired Companies for a Straddle Period that relates to the portion of such a Tax period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b) Seller shall pay all transfer, documentary, sales, use, stamp and other such Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend and hold harmless Purchaser, and the Acquired Companies with respect to such Taxes. Seller shall file all necessary documentation and Tax returns with respect to such Taxes.

SECTION 8.08 No Circular Recovery. Seller hereby agrees that it will not make any claim for indemnification against Purchaser or any Acquired Company by reason of the fact that Seller was a controlling person, director, employee or Representative of an Acquired Company or was serving as such for another Person at the request of Purchaser or an Acquired Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute, Organizational Document, Contractual Obligation or otherwise) with respect to any claim brought by a Purchaser Indemnitee against Seller relating to this Agreement or any of the Contemplated Transactions. With respect to any claim brought by a Purchaser Indemnitee against Seller relating to this Agreement and any of the Contemplated Transactions, Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against any Acquired Company with respect to any amounts owed by Seller pursuant to this Article VIII.

SECTION 8.09 Indemnity Escrow. For as long as there are funds in the account maintained under the Escrow Agreement, any and all amounts payable by Seller as Indemnifying Party to a Purchaser Indemnitee will be claimed first to the extent of such account established pursuant to the Escrow Agreement, and thereafter by Seller in accordance with payment instructions provided by Purchaser. The existence of the escrowed funds under the Escrow Agreement will not be deemed to limit the amount of any allowable claims by any Purchaser Indemnitee pursuant to this Agreement for Losses in excess of the amount of such escrowed funds.

SECTION 8.10 Remedies Cumulative. Subject to Section 8.01(f), the rights of each Purchaser Indemnitee and Seller Indemnitee under this Article VIII are cumulative, and each Purchaser Indemnitee and Seller Indemnitee, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article VIII without regard to the availability of a remedy under any other provision of this Article VIII.

ARTICLE IX

General Provisions

SECTION 9.01 Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Purchaser may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to any provider of the Debt Financing and  (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Purchaser is not relieved of any Liability hereunder. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

SECTION 9.02 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Purchaser, the Company and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

SECTION 9.03 Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

SECTION 9.04 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows:

(i) if to Purchaser, or after Closing, to the Company,

Xtralis Pty Ltd.
96 Ricketts Road, Mount Waverley
VIC 3149, Australia Fax: ++61 3 9936 7201 Attention: James Berry
with a copy, which shall not constitute notice, to:
Baker & McKenzie CVBA 149 Avenue Louise 1050 Brussels, Belgium Fax: ++32 2 639 36 99 Attention: Dominique Maes and Ropes and Gray, LLP 1211 Avenue of the Americas New York, NY 10036-8704 Attention: Sanford B. Kaynor (ii)
if to Seller,

The Allied Defense Group
8000 Towers Crescent Drive (Suite 260)
Vienna, Virginia 22182, U.S.A.
Fax: ++1 703-847-5334
Attention: John J. Marcello & Deborah F. Ricci
with a copy, which shall not constitute notice, to:

Seyfarth Shaw LLP
Boulevard du Souverain 280
B-1160 Brussels, Belgium
Fax : ++32 2 640 70 71
Attention: Mielle C. Nichols, Esq.

SECTION 9.05 Interpretation; Annexes, Exhibits and Schedules. The headings contained in this Agreement, in any Annex, Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of any Schedule shall not, unless the context otherwise manifestly requires, be deemed set forth for all purposes of the Schedules. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Annex, Exhibit or Schedule, such reference shall be to a Section of, or an Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. The inclusion of any information (including monetary amounts) in any Schedule shall not be deemed to be an admission or acknowledgement by the Company or Seller that such information is required to be listed on such Schedule or is material to or outside the ordinary course of the business of the Company. In the event a subject matter is addressed in more than one representation and warranty, Purchaser shall be entitled to rely only on the most specific representation and warranty addressing such matter. Seller and Purchaser agree that no claim that a Material Adverse Effect has occurred or would reasonably be expected to occur (or similar formulation thereof) may be made with respect to the matters disclosed in any Schedule and that such disclosed matters shall not be a Material Adverse Effect or matters which would reasonably be expected to have a Material Adverse Effect. Any matter set forth in any Schedule shall also be deemed disclosed with respect to any other Schedule to which the matter reasonably relates to the extent that the relevance of such item to such other representations or warranties is reasonably apparent on its face. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, the Annexes, the Schedules and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any nature whatsoever (including, without limitation, any violation of any Legal Requirement or breach of Contract). Any cost estimates, projections or other forward-looking statements contained or referred to in this Agreement or in the Annexes, Schedules and Exhibits hereto or in any materials that have been provided to Purchaser by the Company or Seller are not and shall not be deemed to be representations or warranties of the Company or Seller. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledges that it has been represented by counsel in connection with the preparation and execution of this Agreement.

SECTION 9.06 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile or by electronic mail, in which event each party shall promptly deliver to the others such number of original executed copies as the others may reasonably request.

SECTION 9.07 Entire Agreement. This Agreement, together with the other Ancillary Agreements and the Confidentiality Agreement, along with the Annexes, Schedules and Exhibits thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

SECTION 9.08 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

SECTION 9.09 Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

SECTION 9.10 Jurisdiction, Venue, Process and Arbitration.

(a) Jurisdiction. Subject to the provisions of Section 9.10(e), each party to this Agreement, by its execution hereof, in connection with the enforcement of an arbitral award contemplated by Section 9.10(e) or an Action seeking injunction of specific performance pending the outcome of arbitration contemplated by Section 9.10(e), (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in the Southern District of the State of New York for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Venue. Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party bring Actions only in the Borough of Manhattan. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) Service of Process. Each party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.4, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

(d) Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

(e) Arbitration. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce, which said Rules are deemed to be incorporated by reference into this clause; provided, however, any dispute in connection with a Dispute Notice pursuant to Section 1.06 shall be resolved as set forth in Section 1.06. The arbitration panel shall consist of three members appointed in accordance with the said Rules. The language to be used in the arbitral proceeding shall be English and all arbitral proceedings shall be conducted in Paris, France. Each party shall bear its own costs associated with the arbitration of any dispute, and all fees and other costs of the arbitration proceeding shall be shared equally between the parties. Nothing in this arbitration clause shall prevent either party from seeking a pre-award attachment of assets or preliminary relief to enforce Intellectual Property rights or confidentiality obligations under Article V of this Agreement, in a court of competent jurisdiction prior to an award on the merits by the arbitration panel.

SECTION 9.11 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

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IN WITNESS WHEREOF, the Purchaser, and Seller have duly executed this Stock Purchase Agreement as of the date first written above.

PURCHASER:

VING HOLDINGS (BELGIUM) BVBA IN INCORPORATION (“IN OPRICHTING”)

By /s/ David Lloyd

Ving Holdings (Hong Kong) Limited,

represented by Mr. David Lloyd, authorized signatory

SELLER:

ARC EUROPE SA

By /s/ John J. Marcello
Name: John J. Marcello
Title: Managing Director

Annex I

“Accounting Firm” is defined at Section 1.06(e).

“Acquired Company Claims” is defined at Section 5.14.

“Acquired Company Liabilities” is defined at Section 5.14.

“Acquisition” is defined at Section 1.02.

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, complaint, demand or proceeding to, from, by or before any Governmental Entity (including intellectual property proceedings — e.g., opposition, interference, cancellation, concurrent use and re-examination proceedings, but excluding any pre-grant ex parte proceedings directed to the preparation or prosecution of any patent or registered trademark right).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For purposes of the foregoing, a Person shall be deemed to control a specified Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person.

“Agreement” is defined in the preamble to this Agreement.

“Ancillary Agreements” means the Escrow Agreement and the Guaranty Agreement.

“Articles of Association” is defined at Section 2.01(a).

“Assets” is defined in Section 2.10(a).

“Audited Financials” is defined in Section 2.07(a)(i).

“Base Purchase Price” is defined at Section 1.02.

“Basket” is defined at Section 8.01(c)(i).

“Business” means the businesses conducted by the Acquired Companies and proposed to be conducted by the Acquired Companies as of the date hereof and as described in the “VSK Group Confidential Information Memorandum, dated June 2007”.

“Business Day” means any day that is (a) not a Saturday or Sunday or (b) a public holiday in accordance with Belgian law .

“Cash” means cash and cash equivalents (including marketable securities) of the Acquired Companies including (to the extent such deposits actually clear) all deposits made in the bank accounts of the Acquired Companies but not yet credited to the accounts of the Acquired Companies as of 11:59 p.m. (Brussels time) on the day immediately preceding the Closing Date but excluding (a) any amounts subject to outstanding but unpaid checks that have been written by the Acquired Companies but not been yet debited to the accounts of the Acquired Companies as of the time of determination (provided that the amounts of such outstanding but unpaid checks have been deducted from accounts payable for purposes of calculating Trade Working Capital). Without limiting the generality or effect of the foregoing, Cash will include the following categories: reported cash and cash equivalents as listed on Exhibit 1.06(a).

“Claim” means any action, cause of action, suit, motion, debt, due, sum of money, account, reckoning, bond, bill, liability, specialty, covenant, contract, controversy, agreement, promise, variance, trespass, damage, judgment, extent, execution, claim or demand.

“Closing” is defined at Section 1.03.

“Closing Balance Sheet” is defined at Section 1.06(c).

“Closing Cash Amount” means the amount of Cash of the Acquired Companies as of 11:59 p.m. (Brussels time) on the day immediately preceding the Closing Date.

“Closing Date” is defined at Section 1.03.

“Closing Debt Amount” means the amount of Debt of the Acquired Companies of the types referred to in clauses (a) through (d) of the definition of Debt as of 11:59 p.m. (Brussels time) on the day immediately preceding the Closing Date plus the amount of any interest, fees, premiums or penalties that accrue on such Debt on the Closing Date. Without limiting the generality or effect of the foregoing, Closing Debt Amount will include the following categories: long term debt, short term portion of long term debt, provision for early retirement and non trade current liabilities: accrued expense and deferred income as set forth on Exhibit 1.06(a).

“Commercially Reasonable Efforts” means the efforts that a commercially reasonable and prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, including the incurrence of reasonable immaterial expenditures or Liabilities by such Person.

“Company Intellectual Property” is defined at Section 2.12(d).

“Company Plan” is defined at Section 2.15(a).

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatsoever (including issuances or grants of Equity Interests), made directly or indirectly by an Acquired Company to such Person or Affiliates of such Person.

“Confidentiality Agreement” is defined at Section 5.03(a).

“Consent” is defined at Section 2.03.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the sale and purchase of the Capital Stock and (b) the execution, delivery and performance of the Ancillary Agreements.

“Contract” means any material loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, permit, plan or other agreement, commitment or license, whether written or oral.

“Contractual Obligations” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Debt” means, with respect to any Person, and without duplication, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Debt Financing” is defined at Section 4.05.

“Senior Facilities Agreement” is defined at Section 4.05.

“Disclosure Schedule” is defined in Article II.

“Dispute Notice” is defined at Section 1.06(d).

“Dispute Submission Notice” is defined at Section 1.06(e).

“Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan, (b) a pension benefit plan, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan, program or arrangement.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, mortgage, lien, pledge, charge, license, covenant not to sue, option, pledge, conditional sale or assignment, hypothecation, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, non-competition agreement, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership or other restriction on transfer of title or adverse claim of whatever nature or encumbrance of any kind.

“Enforceable” means, with respect to any Contractual Obligation stated to be enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Law” means any law, regulation, or other applicable requirement relating to (i) releases or threatened release of Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances, including all WEEE rules and regulations compliance .

“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other Contractual Obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“Escrow Agent” has the meaning provided in the Escrow Agreement.

“Escrow Agreement” has the meaning provided in the Escrow Agreement.

“Escrow Amount” means an amount in cash equal to €2.0 million.

“Estimated Closing Balance Sheet” is defined at Section 1.06(a).

“Estimated Closing Statement” is defined at Section 1.06(a).

“Estimated Trade Working Capital” is defined at Section 1.06(b).

“Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“Final Closing Statement” is defined at Section 1.06(c).

“Final Closing Working Capital” means the Trade Working Capital as finally determined pursuant to Section 1.06.

“Financing Material Adverse Effect” is defined at Section 7.01(j).

“GAAP” means generally accepted accounting principles in Belgium as in effect as specified herein or otherwise in effect from time to time and consistently applied.

“Governmental Entity” means any federal, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Entity (in each such case whether temporary, preliminary or final).

“Grossed-Up Basis” means, when used to describe the basis on which the payment of a specified sum is to be made, a basis such that the amount of the payment, after being reduced by the amount of all Taxes imposed on the recipient of the payment as a result of the receipt or accrual of the payment, will equal the specified sum.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

“Hazardous Substance” is defined at Section 2.16(a).

“Indemnified Party” is defined at Section 8.05(a).

“Indemnifying Party” is defined at Section 8.05(a).

“Indemnity Cap” is defined at Section 8.01(c)(ii).

“Intellectual Property” means the entire right, title and interest in and to all intellectual property and other proprietary rights throughout the world of every kind and nature, , whether existing under statute or at common law or equity, now or hereafter recognized, including all rights and interests pertaining to or deriving from:

(a) patents, copyrights, mask work rights, industrial design rights, processes, trade secrets, algorithms, inventions, works, proprietary data, databases, formulae, research and development data and Software or firmware;

(b) trademarks, trade names, service marks, certification marks, collective marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith as well as all translations, adaptations, derivations and combinations thereof;

(c) domain names, the contents of websites, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created;

(d) any and all registrations, renewals, applications, recordings, licenses, common-law rights and Contractual Obligations relating to any of the foregoing;

(e) inventions (whether or not reduced to practice), all improvements thereto, patent disclosures, discoveries, innovations, know-how, ideas, concepts, technology, information, research and development, know-how, formulas, compositions, processes, techniques, data, designs, drawings, specifications, customer and supplier lists, advertising materials, pricing and cost information, business and marketing plans and proposals, documentation and manuals, Software, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing, and

(f) all Actions and rights to assert, defend and recover at law or in equity for any past, present or future infringement, misappropriation, violation, unauthorized use or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, the right to recover title of any of the foregoing, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“Interim Financials” is defined at Section 2.07(a)(ii).

“Leased Real Property” is defined at Section 2.11(a).

“Legal Requirement” means any federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law. Legal Requirements will include applicable industry standard relating to the manufacture, purchase and sale of products in the Business including the marking of such products in accordance with such standards.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential (including diminution in value), whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Licenses” is defined at Section 2.12(e).

“Losses” is defined at Section 8.01(a).

“Material Adverse Effect” means any change in, or effect on, the Business, operations, Assets, prospects or condition (financial or otherwise) of the Acquired Companies which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is, or is reasonably likely to be, materially adverse to the Business, operations, Assets, prospects or condition (financial or otherwise) of the Acquired Companies, taken as a whole, except, in each case, for any change or effect which results from (i) a change in the global economy or in the financial markets generally, including any change in interest rates charged by commercial banks with respect to money borrowed by creditworthy corporate entities or a change in currency exchange rates, but only to the extent that the effect thereof on the Acquired Companies, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable companies operating in the public security manufacturing and services industry; (ii) any change in regulatory or economic conditions in the public security manufacturing and services industry, but only to the extent that the effect thereof on the Acquired Companies, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable companies operating in the public security manufacturing and services industry; or (iii) the outbreak, or escalation from any currently prevailing level, of war or military hostilities involving Belgium of any national emergency or similar domestic calamity, civil insurrection or crisis, including acts of terrorism, but only to the extent the effect thereof on the Acquired Companies, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable companies operating in the public security manufacturing and services industry.

“Material Acquired Company Contracts” is defined at Section 2.17(b).

“Most Recent Balance Sheet” is defined at Section 2.07(a)(i).

“Most Recent Balance Sheet Date” is defined at Section 2.07(a)(i).

“New Facilities Agreement” is defined at Section 5.18(a).

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of Trade Working Capital) and that is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, association or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Real Property” is defined in Section 2.11(a).

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Entity or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) those liens set forth on Section 2.09(f) of the Disclosure Schedule, (b) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens have not had and are not reasonably likely to have a Material Adverse Effect, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over any Owned Real Property which are not violated in any material respect by the current use and operation of the Owned Real Property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the Owned Real Property in any material respect and (f) restrictions on the transfer of securities arising under federal and state securities laws.

“Person” means and includes and individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other business entity or a Governmental Entity (or any department, agency or political subdivision thereof).

“Predecessor” means any Person that has ever merged with or into an Acquired Company, (b) any Person a majority of whose capital stock (or similar outstanding ownership interests) or Equity Interests has ever been acquired by an Acquired Company, and (c) any Person all or substantially all of whose assets has ever been acquired by an Acquired Company.

“Proceedings” means any action, suit, investigation or proceeding before any Governmental Entity, court or arbitrator.

“Proprietary Rights Agreement” is defined at Section 2.23(b).

“Purchase Price” is defined at Section 1.02.

“Purchase Price Calculation Principles” is defined at Section 1.06(a).

“Purchaser Indemnitees” is defined at Section 8.01(a).

“Real Property” is defined at Section 2.11(a).

“Real Property Leases” is defined at Section 2.11(a).

“Registered Intellectual Property” means each of the following included in the Intellectual Property: patents, patent applications and statutory invention registrations, registered trademarks, registered service marks, trade names, corporate names, collective marks, certification marks, registered copyrights, domain names and the registrations of and applications for registration of any of the foregoing.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Seller Indemnitees” is defined at Section 8.02(a).

“Seller Insurance Policies” is defined at Section 5.14.

“Seller’s Knowledge,” “Knowledge of Seller” and similar formulations mean that Roger Paul (a) has actual knowledge of the fact or other matter at issue or (b) should have had actual knowledge of such fact or other matter assuming the diligent exercise of such individual’s duties as a director, officer or employee of Seller or the Acquired Companies or after reasonable investigation of the employees of the Acquired Companies reasonably expected to have actual knowledge of such fact or matter.

“Seller Transaction Expenses” shall mean all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions or in connection with or in anticipation of any alternative transactions considered by the Company to the extent such costs, fees and expenses are payable or reimbursable by any Acquired Company, including, (a) all fees and expenses payable to Houlihan Lokey Howard & Zukin and all other brokerage fees, commissions, finders’ fees or financial advisory fees so incurred, (b) the fees and expenses of Seyfarth Shaw LLP, Claeys & Engels and all other fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred and (c) any fees and expenses owing to Seller or its Affiliates under any existing management services agreement, if applicable (whether or not arising in connection with this Agreement or the Contemplated Transactions).

“Software” means all computer software and firmware, programs and electronic databases, in any form, including source code, object code, development tools, library functions, compilers, Internet websites, web content and links, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto.

“Straddle Period” is defined at Section 8.07(b).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another subsidiary of such first Person.

“Target Trade Working Capital” is defined at Section 1.06(b).

“Tax” or “Taxes” shall mean (i) any and all country, federal, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all income, corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, social security, excise, premium, property, customs, net worth, capitalizations, transfer, stamp, documentation, social security, alternative, minimum, occupation, recapture and other taxes charges of any kind whatever, whether disputed or not, including all interest, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any agreement or arrangement with respect to Taxes; and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Return” or “Tax Returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, including any amendments thereto.

“Taxing Authority” shall mean any domestic, foreign, federal, national or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-government body exercising tax regulation authority.

“Third Party Claim” is defined at Section 8.05(a).

“Trade Working Capital” means (a) the current assets (excluding Cash and deferred Tax assets) of the Acquired Companies as of 11:59 p.m. (Brussels time) on the day immediately preceding the Closing Date as determined in accordance with the Purchase Price Calculation Principles minus (b) current liabilities (excluding the current portion of Debt, all accruals relating to Seller Transaction Expenses and all current deferred Tax liabilities) of the Acquired Companies as of 11:59 p.m. (Brussels time) on the day immediately preceding the Closing Date. Without limiting the generality or effect of the foregoing, Trade Working Capital will include the following categories: inventories, trade receivables, trade payables, other receivables, deferred expense and accrued income, taxes, remunerations and social security, current income taxes, advances received on contracts in progress, other debt, loans to Parent and Mecar and dividends as listed on Exhibit 1.06(a).

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other similar taxes and fees (including all interest, penalties and additions with respect thereto).